UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Church & Dwight Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Church & Dwight Co., Inc.

2012

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

MEETING DATE

MAY 3, 2012

Church & Dwight Co., Inc. 469 North Harrison Street Princeton, New Jersey 08543-5297	Consumer and Specialty Products

CHURCH & DWIGHT CO., INC.

LOCATION OF THE MEETING

CHURCH & DWIGHT CO., INC.

469 N. Harrison Street

Princeton, New Jersey

08543-5297 USA

609-683-5900

www.churchdwight.com

Notice of Annual Meeting of Stockholders to be held Thursday, May 3, 2012.

The Annual Meeting of Stockholders of Church & Dwight Co., Inc. will be held at Church & Dwight Co., Inc., 469 N. Harrison Street, Princeton, NJ 08543-5297 on Thursday, May 3, 2012 at 11:00 a.m., to consider and take action on the following:

1.	Election of three persons to serve as Directors for a term of three years each;

2.	Approval of our Amended and Restated Annual Incentive Plan;

3.	An advisory vote to approve compensation of our named executive officers;

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012; and

5.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 5, 2012 will be entitled to notice of, and to vote at, the meeting or any adjournments.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote by submitting your proxy. You may vote your proxy three different ways: By mail, Internet or telephone. Please refer to detailed instructions included with your proxy materials, or your Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

PATRICK D. DE MAYNADIER

Executive Vice President,

General Counsel and Secretary

Princeton, New Jersey

March 23, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 3, 2012: The Notice of Annual Meeting, proxy statement and 2011 Annual Report to Stockholders are available at: https://materials.proxyvote.com/171340.

CHURCH & DWIGHT CO., INC.

469 N. Harrison Street

Princeton, New Jersey

08543-5297 USA

609-683-5900

www.churchdwight.com

From North

Via the New Jersey Turnpike

Take the New Jersey Turnpike South to Exit 9.

After the toll, stay right; take Route 18 North for  1/2 mile.

From Route 18, take Route 1 South for approximately 15 miles to Harrison Street.

Make a right onto Harrison Street, and proceed through seven traffic lights.

After the seventh light, bear right onto Bunn Drive.

Take the first right onto the Church & Dwight campus.

Follow signs for Visitor’s Parking and enter through the main entrance to reception.

Via Route 287

Take Route 287 South to Route 206 South.

Follow Route 206 South for approximately 10 miles.

At Ewing Street, make a left.

Follow Ewing Street through one traffic light, and bear left for Harrison Street.

Make first left onto Bunn Drive.

Take the first right onto the Church & Dwight campus.

Follow signs for Visitor’s Parking and enter through the main entrance to reception.

From South

Via Route 1-95

Take Route I-95 North towards NJ

Stay on I-95 North into NJ to the US-1 North exit.

Merge onto US-1 North.

Follow US-1 North into the Princeton area.

Follow the jug-handle across US-1 to Harrison Street

Stay on Harrison Street and proceed through seven traffic lights.

After the seventh light, bear right onto Bunn Drive.

Take the first right onto the Church & Dwight campus.

Follow signs for Visitor’s Parking and enter through the main entrance to reception.

Via Route I-295

Take I-295 North to the US-1 North exit.

Merge onto US-1 North.

Follow US-1 North for approximately 5 miles.

Follow the jug-handle across US-1 to Harrison Street

Stay on Harrison Street and proceed through seven traffic lights.

After the seventh light, bear right onto Bunn Drive.

Take the first right onto the Church & Dwight campus.

Follow signs for Visitor’s Parking and enter through the main entrance to reception.

CHURCH & DWIGHT CO., INC.

469 North Harrison Street, Princeton, New Jersey 08543-5297

609-683-5900

PROXY STATEMENT

PROXIES AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on May 3, 2012 and at any adjournments. Distribution of this proxy statement and form of proxy is commencing on or about March 23, 2012.

Each holder of record of our common stock at the close of business on March 5, 2012 is entitled to one vote per share. At the close of business on March 5, 2012, 142,656,627 shares of our common stock were outstanding.

Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy that is not revoked will be voted at the Annual Meeting. If no contrary instruction is indicated on the proxy, the persons named in the proxy will vote the shares FOR the election of the nominees described in this proxy statement, FOR the approval of our Amended and Restated Annual Incentive Plan, FOR the compensation of our named executive officers and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

The presence, in person or by proxy, of the holders of record of such number of shares of our common stock as are entitled to cast a majority of the votes at the meeting constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

On February 1, 2012, the Board of Directors amended our By-Laws to implement majority voting in uncontested Director elections. As a result, at the Annual Meeting, Directors will be elected by a majority of the votes cast. For this purpose, a majority of the votes cast means that the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee. Each of our Director nominees is currently serving on the Board of Directors. If a nominee who is currently serving as a Director is not re-elected, Delaware law provides that the Director would continue to serve on the Board of Directors as a “holdover director.” Under an amendment to our corporate governance guidelines that the Board adopted in conjunction with the By-Law amendment, each incumbent Director nominee submits, prior to an annual meeting of stockholders, a contingent resignation that the Board of Directors may accept if stockholders do not re-elect the Director. In that situation, our Governance & Nominating Committee would make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether to take other action. The Board of Directors would act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified.

Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. An abstention will have the same effect as a vote against. A broker “non-vote” is not counted for purposes of voting on these matters.

The Board of Directors is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Solicitation of proxies on behalf of the Board of Directors may be made by our employees through the mail, in person and by telephone. We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated not to exceed $7,500 plus out-of-pocket expenses. We will pay all costs of the solicitation. We also will reimburse brokerage houses and other nominees for forwarding Notices of Internet Availability of Proxy Materials and proxy materials to beneficial owners.

ELECTION OF DIRECTORS

Our restated certificate of incorporation provides for the division of the Board of Directors into three classes, with the Directors in each class serving for a term of three years. At the Annual Meeting, three Directors will be elected to serve until the 2015 Annual Meeting and until their successors are elected and qualified. All nominees currently are members of the Board.

In considering individuals to recommend for nomination as directors, our Governance & Nominating Committee seeks persons who collectively possess the range of attributes described below under “Corporate Governance—Governance & Nominating Committee.” The Governance & Nominating Committee and the Board believe that the nominees listed below and the Directors continuing in office collectively possess these attributes, which, together with the respective experience and attributes described in the biographical summaries below, make each of our Directors well qualified to serve on our Board.

We do not anticipate that any of the nominees will become unavailable to serve as a Director for any reason, but if they became unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by the Board of Directors, unless the Board of Directors determines to reduce the number of Directors in the relevant class. Information concerning the nominees and the continuing members of the Board of Directors is provided below:

Standing for Election for Term Expiring in 2015

T. ROSIE ALBRIGHT

Ms.  Albright, 65, retired in September 2001 as President, Carter Products Division, Carter-Wallace, Inc., where she was employed since December 1995. From November 1993 to November 1995, she served as General Manager and Executive Vice President, Revlon Beauty Care Division, and Executive Vice President, Almay Cosmetics Division, of Revlon, Inc. From September 2001 to May 2004 she was an advisor to the Armkel LLC Board of Directors. Armkel succeeded to a portion of Carter-Wallace’s consumer products division in September 2001 and was merged into Church & Dwight in May 2004. Ms. Albright is also a Director of UIL Holdings Corporation, a holding company for The United Illuminating Company, a regulated utility. She became a Director of Church & Dwight in 2004 and is the Chairperson of the Compensation & Organization Committee of the Board.

Ms. Albright’s experience as an executive and as a director in public consumer products companies, including experience as president of the former Carter-Wallace division that manufactured and marketed a number of products we subsequently acquired, enables her to provide valuable perspectives on management and marketing of our consumer products portfolio. In addition, her experience as a member of audit, compensation and governance committees of several public company boards of directors has enabled her to share with the Board her helpful insights on corporate governance and executive compensation matters.

RAVICHANDRA K. SALIGRAM

Mr.   Saligram, 55, has been Chief Executive Officer, President and a member of the Board of Directors of OfficeMax Incorporated, a company engaged in business-to-business and retail office products distribution, since November 2010. From 2003 through November 2010, he served in several management positions with ARAMARK Corporation, a global food services company, including Executive Vice President since November 2006, President, ARAMARK International since June 2003 and Chief Globalization Officer since June 2009. Mr. Saligram held the position of Senior Vice President, ARAMARK Corporation from November 2004 until November 2006. From 1994 until 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America; Chief Marketing Officer & Managing Director, Global Strategy; President, International and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas. Mr. Saligram is a trustee of the Eisenhower fellowships. Mr Saligram became a Director of Church & Dwight in 2006 and is a member of the Compensation & Organization Committee of the Board.

Mr. Saligram’s experience encompasses building businesses and brands in the office products distribution, consumer packaged goods, hospitality and consumer and managed services industries. This experience, which currently encompasses principal executive responsibility over a company with annual sales in excess of $7 billion and previously included leadership over operational teams in a large number of countries, enables him to provide the Board with a valuable global perspective on governance and control matters, as well as on strategic planning and risk assessment issues.

ROBERT K. SHEARER

Mr.   Shearer, 60, has been Senior Vice President and Chief Financial Officer of VF Corporation, a global lifestyle apparel company, since May 2005, and has served VF Corporation in several capacities since 1986, including Vice President-Finance and Chief Financial Officer from July 1998 to May 2005. Earlier in his career, Mr. Shearer held a senior audit position with Ernst & Young. Mr. Shearer became a Director of Church & Dwight in 2008, serves as Chairperson of the Audit Committee of the Board and is a member of the Executive Committee of the Board.

Mr. Shearer’s current role as chief financial officer of VF Corporation, coupled with his 12 years of experience in public accounting, enables him to provide our Board and Audit Committee with important insights on a range of financial and internal control matters, as well as on matters relating to capital structure, information systems, risk management and public reporting. In addition, his participation in VF Corporation expansion initiatives, including a number of acquisitions and growth in international markets, enables him to provide important insights on international operations, business combination opportunities and strategic planning.

Continuing Directors

Current Term Expires in 2013

BRADLEY C. IRWIN

Mr.   Irwin, 53, has been the President and Chief Executive Officer of Welch Foods Inc., a global processor and marketer of juices and jams, since February 2009. Mr. Irwin was President, Cadbury Adams North America LLC, the North American confectionery business unit of Cadbury Schweppes plc., from June 2007 through November 2008. From April 2003 until June 2007, Mr. Irwin was President, Cadbury Adams USA LLC, the United States confectionery business unit of Cadbury Schweppes. Mr. Irwin served as President of Mott’s Inc., a business unit of Cadbury Schweppes, from May 2000 until April 2003. From 1980 to 1999, Mr. Irwin served in various capacities for The Procter & Gamble Company. Mr. Irwin has been a Director of Church & Dwight since 2006 and is a member of the Governance & Nominating Committee of the Board.

Mr. Irwin’s more than 30 years of experience in the consumer products industry, including his service in executive capacities at large multinational public companies that market products in the same categories as some of our products, enables him to provide valuable insights into a wide variety of matters relating to our operations. These matters include, among others, strategic planning, risk assessment and international operations.

PENRY W. PRICE

Mr.   Price, 43, has been the President of Media6Degrees, LLC, a marketing technology company, since June 2011. From June 2004 until June 2011, he worked for Google, Inc. in various positions, the last of which was Vice President, Agency Sales and Partnerships, Worldwide. From July 2000 through June 2004, Mr. Price served as Sales Director of Wenner Media, LLC, a company engaged in the publication of magazines and production of radio and television programs. Mr. Price became a Director of Church & Dwight in November 2011, and is a member of the Compensation & Organization Committee of the Board.

Mr. Price’s extensive experience as a senior executive in companies specializing in digital marketing, advertising and social networks enables him to provide valuable perspectives on our marketing initiatives and strategies, including the use of social media and digital technology to reach new consumers.

ARTHUR B. WINKLEBLACK

Mr.   Winkleblack, 54, has been Executive Vice President and Chief Financial Officer of H. J. Heinz Company, a global packaged food manufacturer, since January 2002. From 1999 to 2001, Mr. Winkleblack was Acting Chief Operating Officer-Perform.com and Chief Executive Officer- Freeride.com at Indigo Capital. Prior to working at Indigo Capital, Mr. Winkleblack held senior finance positions at the C. Dean Metropoulos Group, Six Flags Entertainment Corporation, AlliedSignal, Inc. and Pepsico, Inc. Mr. Winkleblack is also a member of the Board of the Extra Mile Foundation, a charitable non-profit organization which promotes the education of inner-city youth in Pittsburgh, Pennsylvania. He became a Director of Church & Dwight in 2008 and is a member of the Audit Committee of the Board.

Mr. Winkleblack’s substantial executive experience, a significant portion of which has been in the consumer packaged goods industry, enables him to provide the Board with knowledgeable perspectives on strategic planning, international operations and business acquisitions. In addition, his experience as chief financial officer of a large multinational consumer goods company enables him to bring important perspectives to the Board and the Audit Committee on compliance, risk management and public reporting.

Current Term Expires in 2014

JOSÉ B. ALVAREZ

Mr.   Alvarez, 49, has been a Senior Lecturer at Harvard Business School since February 2009. From April 2006 through July 2008, Mr. Alvarez was President and Chief Executive Officer of Stop & Shop/Giant LLC, a subsidiary of Ahold, NV, an international group of supermarkets based in the United States and Europe. Prior to his tenure as President and Chief Executive Officer, Mr. Alvarez was Executive Vice President of Supply Chain and Logistics for Stop & Shop/Giant. He also served as that company’s Senior Vice President Logistics and Vice President of Strategic Initiatives. Before joining Stop & Shop/Giant, Mr. Alvarez worked at Shaw’s Supermarkets, where his positions included Vice President of Grocery Merchandising. He also worked at American Stores Company and its subsidiary, Jewel Food Stores, where his posts included Director of Market Research, Category Manager - Produce, store management positions and assignments in developing strategic initiatives. Mr. Alvarez is also a director of The TJX Companies, Inc., an off-price retailer of apparel and home fashions in the United States, Canada and Europe, and United Rentals, Inc., an equipment rental company. Mr. Alvarez has been a Director since May 2011, and is a member of the Audit Committee of the Board.

Mr. Alvarez’s extensive experience in the supermarket industry enables him to provide valuable perspectives on practices and concerns of food stores, which constitute an important segment of our customer base. His experience as a chief executive officer and in supply chain logistics enables him to contribute knowledgably to assessments of competitive conditions in our industry and to our strategic planning and risk assessment. In addition, his experience in market research and other marketing related endeavors for the supermarket industry and at Harvard Business School, where he is part of the Marketing unit faculty, enables him to provide sophisticated analysis of our marketing initiatives and strategies.

JAMES R. CRAIGIE

Mr.   Craigie, 58, has been our Chairman and Chief Executive Officer since May 2007. From July 2004 until May 2007, he was our President and Chief Executive Officer. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. Mr. Craigie was recruited by Kohlberg Kravis Roberts & Co. to assist in the turnaround of this financially troubled athletic equipment manufacturer and marketer. Under two separate agreements, Spalding Sports Worldwide sold its Etonic shoe and glove business to a private investment entity and its non-golf sporting goods assets to Russell Corp. in April 2003 and changed its name to Top-Flite Golf Co. (“Top-Flite”). In addition, Top-Flite negotiated an asset purchase agreement and bid procedures with Callaway Golf Company (“Callaway”) to facilitate an expedited auction process and sale of assets. Thereafter, in June 2003, Top-Flite filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware, and the court administered the auction process. In early September 2003, the bankruptcy court approved Callaway’s purchase of Top-Flite’s assets, which was completed later in the month. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. He currently serves as a member of the Board of Directors of Meredith Corporation, a media and marketing company, Graham Windham, a non-profit organization helping at-risk children and youth, the Gettysburg Foundation, a non-profit foundation involved with restoring the Gettysburg battlefields, and the Grocery Manufacturers Association, an industry council consisting of chief executive officers from leading consumer packaged goods companies. Mr. Craigie has been a Director of Church & Dwight since 2004, and is a member of the Executive Committee of the Board.

Mr. Craigie’s intimate knowledge of our company, gained through over seven years of service as our Chief Executive Officer, enables him to provide important insights regarding our operations, including finance, marketing, strategic planning and senior management personnel matters. In addition, his leadership in connection with several acquisitions and dispositions at Church & Dwight, together with his stewardship over the sale of several businesses at Spalding Sports Worldwide, underscores his strong ability to analyze business combination and disposition opportunities.

ROSINA B. DIXON, M.D.

Dr.   Dixon, 69, has been the Medical Director of Advance Biofactures Corporation since January 2012. Previously, she was Senior Director, Global Pharmacovigilance and Epidemiology at Sanofi-Aventis, a pharmaceutical company, from September 2006 through December 2011. From 1986 until September 2006, she was a consultant to the pharmaceutical industry. She is a Director of Cambrex Corporation, a life sciences company, a Director of Daytop NJ, a residential substance abuse facility, and the New Jersey Conservation Foundation, a non-profit organization dedicated to the preservation of open space. Dr. Dixon also serves on the Board of Advisors for the Silberman College of Business at Fairleigh Dickinson College. She became a Director of Church & Dwight in 1979, is the Chairperson of the Governance & Nominating Committee of the Board and is a member of the Executive Committee of the Board.

Dr. Dixon’s experience in the pharmaceutical industry enables her to address knowledgably regulatory issues related to those of our products that are subject to regulation by the Food and Drug Administration and other domestic and international regulatory agencies. In addition, her more than 30 years of service as a Director has provided her with institutional experience that enables her to address strategic and governance matters, including considerations relating to the identification of qualified candidates to serve on our Board.

ROBERT D. LEBLANC

Mr.   LeBlanc, 62, retired in 2003 as President and Chief Executive Officer of Handy & Harman, a diversified industrial manufacturer, and as Executive Vice President and Director of Handy & Harman’s parent company, WHX Corporation. He is currently a member of the Board of Directors of Joliet Equipment Corporation, an industrial motor and motor repair company. From December 2003 to December 2006, Mr. LeBlanc was a member of the Board of Directors of Opinion Research Corporation, a demographic, health and market research company. From 2006 to 2011, he was a member of the Board of Advisors of Jetera, Inc., a precision media company. He became a Director of Church & Dwight in 1998, serves on the Governance & Nominating and Executive Committees of the Board and is the Board’s designated independent presiding Director (the “Lead Director”).

Mr. LeBlanc’s experience as a chief executive officer of an industrial manufacturer and background in the global chemistry industry enables him to share important insights with the Board on a variety of matters involving our Specialty Products Division , the raw materials and processes used in our production facilities and our operations generally, including marketing, information technology and business integration. In addition, his experience as a director of several public and private companies enables him to provide an informed perspective on interaction with executive management and on executive compensation and corporate governance matters.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

Our corporate governance guidelines, including guidelines for the determination of Director independence, the responsibilities and duties of the Board of Directors, Director access to management and independent advisors, Director compensation, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.churchdwight.com. Also available on the Investors page are other corporate governance documents, including our Code of Conduct and the charters of the Compensation & Organization Committee, Audit Committee and Governance & Nominating Committee.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Board Independence

The Board has affirmatively determined that each of T. Rosie Albright, José B. Alvarez, Rosina B. Dixon, Bradley C. Irwin, Robert D. LeBlanc, Penry W. Price, Ravichandra K. Saligram, Robert K. Shearer and Arthur B. Winkleblack are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

The Board has further determined that each of the members of the Audit Committee, Compensation & Organization Committee and Governance & Nominating Committee are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

Our corporate governance guidelines include categorical standards designed to assist the Board in making independence determinations. Under these standards, none of the following relationships disqualify any Director or nominee from being considered “independent”:

•	A Director’s or a Director’s immediate family member’s ownership of 5% or less of the equity of an organization that has a relationship with us,

•

A Director’s service as an executive officer of or employment by, or a Director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from us for property or services in an amount which, in any fiscal year in any of the last three years, is less than the greater of $1 million or 2% of the other company’s consolidated gross revenues, or

•

A Director’s service as an executive officer of a charitable organization that received annual contributions from us in any of the last three years that have not exceeded the greater of $1 million or 2% of the charitable organization’s annual gross revenues.

All Directors that the Board determined are independent satisfied these categorical standards.

Executive Sessions of Non-Management Directors

The Board meets at regularly scheduled executive sessions without members of our management present. The Lead Director, currently Mr. LeBlanc, is responsible for chairing the executive sessions of the Board.

Board Risk Oversight

The Board, acting principally through the Audit Committee, is actively involved in the oversight of the significant risks affecting our business. The Board’s and Audit Committee’s risk oversight activities are focused on management’s risk assessment and management processes.

Our Internal Audit department administers a vigorous risk assessment effort every other year, involving all of our executive officers. This process is designed to identify and rank the most significant risks that confront our company, including consideration of a large number of risks associated with companies in the consumer products industry. The assessed risks encompass, among others, enterprise, operational, compliance and financial risks. With respect to each of those risks identified as among the most significant, our Chief Executive Officer assigns an executive officer to manage the risk. As part of the risk management process, our Internal Audit department annually prepares an Internal Audit project plan under which it reviews activities directed to business and financial related risks. The plan is subject to Audit Committee approval.

Our Internal Audit department also meets quarterly with our executive officers to assess any changes in the magnitude of identified risks, as well as the status of mitigation activities with regard to the most significant risks.

Our Director, Internal Audit reports on a quarterly basis to the Audit Committee on management’s risk assessment process and the progress of mitigation activities designed to facilitate the maintenance of risk within acceptable levels. The Audit Committee reports to the Board of Directors with regard to these matters on an annual basis.

In addition to the efforts of the Board and the Audit Committee to address risk oversight generally, our Compensation & Organization Committee annually reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk taking.

As a result of its most recent review in 2011, the Compensation & Organization Committee concluded that our incentive compensation programs do not encourage unnecessary risk-taking for the following reasons:

•	The performance metrics in our Annual Incentive Plan are counterbalanced so that, for example, an undue focus on net sales at the expense of operating margins will not result in a higher payout.

•

The award that is earned based on achievement of corporate performance objectives under the Annual Incentive Plan may be reduced at the discretion of the Compensation & Organization Committee based on individual factors.

•

We have capped maximum awards under our Annual Incentive Plan over the past several years so that they could not exceed 200 percent of the target award, which helps to limit the potential for excessive emphasis on short-term incentives.

•

Stock options constitute a substantial portion of an executive’s total remuneration and vest as to all underlying shares on the third anniversary of the date of grant, which encourages a longer-term focus.

•	Annual stock option grants result in overlapping three-year vesting periods, reducing the risk of an inappropriate focus on one vesting date.

•	Our stock ownership guidelines require that our executives hold a significant amount of Church & Dwight stock to further align their interests to our stockholders on a long-term basis.

Board Leadership Structure

Our corporate governance guidelines provide that the Board may determine from time to time what leadership works best for us, including whether the same individual should serve both as our Chairman and our Chief Executive Officer. In addition, the guidelines provide that if the same individual serves as Chairman of the Board and Chief Executive Officer, the Board may choose to have a Lead Director.

James R. Craigie, our Chief Executive Officer, also serves as our Chairman. We believe that Mr. Craigie is in an optimal position to identify and to lead Board discussions on important matters related to our business operations. Moreover, we believe that Mr. Craigie can be a more effective spokesperson for our company and the Board by serving in both positions.

We also believe it is important to provide effective leadership for our independent Directors. Therefore, our Board of Directors has chosen to select a Lead Director, currently Mr. LeBlanc, from among our independent Directors.

We believe that the presence of a Lead Director enhances the ability of the Board to provide independent oversight and supplements the following corporate governance practices, which also facilitate independent oversight:

•	All of our Directors, other than our Chairman of the Board and Chief Executive Officer, are independent.

•	All of the members of our Audit Committee, Compensation & Organization Committee and Governance & Nominating Committee are independent Directors.

•	The Board meets at regularly scheduled executive sessions, without the presence of management.

Communication with the Board of Directors

Any person who wishes to communicate with the Board, including the Lead Director or the non-management Directors as a group, may direct a written communication, addressed to the Board, the Lead Director or the non-management Directors at: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Such correspondence will be logged in and forwarded to the Lead Director of the Board.

Board of Directors Meetings and Board Committees

During 2011, the Board of Directors met ten times. There are four standing committees of the Board: the Audit Committee, the Compensation & Organization Committee, the Governance & Nominating Committee and the Executive Committee, each described below. Each incumbent Director attended at least 75% of the total number of meetings held by the Board of Directors and all committees of the Board on which such Director served. We expect all Directors to attend the Annual Meeting absent exceptional circumstances. All incumbent Directors who were Directors at the time attended the 2011 Annual Meeting of Stockholders.

Audit Committee.    During 2011, the Audit Committee met five times. The members of the Audit Committee are Robert K. Shearer (Chairperson), José B. Alvarez and Arthur B. Winkleblack. Under its charter, the Audit Committee (i) has sole authority to engage, retain and dismiss our independent registered public accounting firm; (ii) reviews and approves in advance the performance of all audit and lawfully permitted non-audit services, subject to the pre-approval policy discussed below; (iii) reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements and certain other disclosures included in our filings with the Securities and Exchange Commission; (iv) discusses with management, the internal auditors and our independent registered public accounting firm, our risk management policies and major risk exposures; (v) oversees the internal audit function; and (vi) oversees our internal controls and reviews periodically policies and procedures regarding business conduct and ethics.

The Audit Committee generally pre-approves all lawfully permitted non-audit services to be provided by our independent registered public accounting firm. However, the Audit Committee has delegated to Mr. Shearer, as Audit Committee Chairperson, authority to pre-approve permitted non-audit services, provided that any such pre-approved non-audit services are reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding questionable accounting or auditing matters. Such complaints and submissions may be made by writing to the following address: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Complaints may also be made by calling the Company’s toll-free hotline number: 1-866-292-0647. Such correspondence will be logged in and forwarded to the Chairperson of the Audit Committee.

The Board has determined that Mr. Shearer is an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.

Compensation & Organization Committee.    During 2011, the Compensation & Organization Committee met four times. The members of the Compensation & Organization Committee are T. Rosie Albright (Chairperson), Penry W. Price and Ravichandra K. Saligram. Under its charter, the Compensation & Organization Committee is responsible for recommending the specific salary, bonuses, stock awards and other compensation for our elected officers, which includes the named executive officers identified in the Summary Compensation Table on page 35. The independent Directors, acting by a majority vote of the independent Directors of the full Board then in office, must ratify the Chief Executive Officer’s compensation. The Board ratifies compensation for all other elected officers. The Compensation & Organization Committee also (i) oversees the design of our executive compensation programs; (ii) administers and makes recommendations to the Board regarding our incentive and equity compensation plans; (iii) reviews and approves corporate goals and objectives as they relate to Chief Executive Officer and other executive officer compensation; and (iv) reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk-taking. The Compensation & Organization Committee may, to the extent permitted by law, regulation or listing standards, delegate specific tasks to its Chairperson or a subcommittee consisting of at least two committee members. In considering executive compensation, the Compensation & Organization Committee takes into account statistical data and recommendations of the Chief Executive Officer. However, the Chief Executive Officer does not make recommendations regarding his own compensation.

The Compensation & Organization Committee also considers the executive compensation recommendations as well as the comparative data provided by Steven Hall & Partners, a compensation consultant engaged directly by the Compensation & Organization Committee. We have engaged Steven Hall & Partners to provide similar services with respect to our non-executive officers. Steven Hall & Partners does not provide any other services to us. See “Compensation Discussion and Analysis” for additional information regarding the services provided by Steven Hall & Partners.

Governance & Nominating Committee.    During 2011, the Governance and Nominating Committee met five times. The members of the Governance & Nominating Committee are Rosina B. Dixon (Chairperson), Bradley C. Irwin and Robert D. LeBlanc. Under its charter, the Governance & Nominating Committee (i) establishes criteria for the selection of candidates to serve on the Board; (ii) reviews and evaluates Director candidates and makes recommendations to the Board concerning nominees for election as Board members; (iii) considers questions of Board independence; (iv) makes recommendations to the Board concerning executive officer succession; (v) oversees Board and Committee evaluations; (vi) makes recommendations to the Board regarding corporate governance matters; and (vii) reviews biannually and makes recommendations to the Board regarding the compensation of our independent Directors and other non-employee Directors, if any, and the principles upon which this compensation is determined.

The Governance & Nominating Committee recommends to the Board candidates for nomination to the Board of Directors. When considering individuals to recommend for nomination as Directors, our Governance & Nominating Committee seeks persons with diverse backgrounds who collectively possess a broad range of experience and attributes, including integrity, education, commitment to the Board, business judgment, business experience, accounting and financial expertise, diversity, reputation, civic and community relationships, high performance standards and the ability to act on behalf of stockholders. As permitted by our corporate governance guidelines, the Governance & Nominating Committee considers diversity from a variety of perspectives including, among others, differences of viewpoint, professional experience, education, skills, race, gender and national origin. The Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of Director candidates. In addition, the Committee will consider recommendations for Director candidates from stockholders. Stockholder recommendations of candidates should be submitted in writing to: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2013 Annual Meeting, a stockholder must submit the following information by November 23, 2012: (i) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (ii) information about the relationship between the candidate and the recommending stockholder; and (iii) the consent of the candidate to serve as a Director. In considering any candidate proposed by a stockholder, the Committee will reach a conclusion based on the criteria described above. The Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Committee. The Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

If you wish to formally nominate a candidate, you must follow the procedures set forth in our Certificate of Incorporation, as amended.

The nomination of Mr. Price was initially recommended by the Governance & Nominating Committee, with the assistance of a third-party search firm.

Executive Committee.    The Executive Committee members are James R. Craigie, Rosina B. Dixon, Robert D. LeBlanc and Robert K. Shearer. The Executive Committee did not meet in 2011. The Executive Committee may exercise the authority of the Board of Directors, except as specifically reserved by Delaware law to the Board or as the Board otherwise provides.

Code of Conduct

We have adopted a Code of Conduct that applies to all employees and Directors of Church & Dwight and its worldwide subsidiaries. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code and contains provisions regarding accountability for adherence to the Code of Conduct. The Code of Conduct is available on the Investors page of our website at www.churchdwight.com. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on the Investors page of our website.

Compensation of Directors

In 2011, Directors’ fees consisted of the following:

• Annual Retainer (includes fees for up to an aggregate of 14 Board and Board Committee meetings – additional meeting fees are set forth below):

• Lead Director	$110,000
• Chairperson of the Audit Committee	$108,000
• Chairperson of the Compensation & Organization Committee	$106,000
• Chairperson of the Governance & Nominating Committee	$104,000
• Other non-employee Directors	$90,000

• Additional Meeting Fees (per meeting) – Board of Directors:

• Non-employee Chairperson	$4,000
• Other non-employee Directors	$2,000

• Additional Meeting Fees (per meeting) – Board Committees:

• Committee Chairpersons	$4,000
• Each other committee member	$2,000

We pay fees to Directors in accordance with the Compensation Plan for Directors, described below. The fees may be deferred, in accordance with the Deferred Compensation Plan for Directors, also described below.

Compensation Plan for Directors.    The Compensation Plan for Directors provides for our payment of Directors’ compensation in the form of our common stock issued under our Omnibus Equity Compensation Plan. Under this plan, in the fourth quarter of each year, we establish, for the following calendar year, (i) the participants’ annual retainer; (ii) the number of meetings included in the annual retainer; and (iii) fees for Board and committee meetings attended by a Director that exceed the number of meetings included in the annual retainer, which we refer to below as “additional meeting fees.” Payment of Directors’ compensation is made annually, following the end of the second calendar quarter. In the event a participant is entitled to additional meeting fees, a second payment is made on or after December 15th, and, if additional meetings take place after December 15th, a third payment is made on the last trading day of the calendar year.

In determining the number of shares a Director is entitled to receive, we divide the annual retainer by the closing price of a share of common stock as reported by the New York Stock Exchange on the last trading day of the second calendar quarter. In determining the number of shares a participant is entitled to receive as additional meeting fees for meetings which take place on or before December 15th, we divide the total additional meeting fees by the closing price of a share of common stock as reported by the New York Stock Exchange on December 15th, or, if December 15th is not a trading day, on the following trading day. In determining the number of shares a participant is entitled to receive as additional meeting fees for additional meetings which take place after December 15th, we divide the additional meeting fees by the closing price of a share of common stock as reported by the New York Stock Exchange on the last trading day of the calendar year. For purposes of this calculation, we provide a whole share in lieu of any fractional share. Annually, a Director may elect for the following year to receive his or her compensation 50% in cash and 50% in our common stock instead of 100% in our common stock.

Deferred Compensation Plan for Directors.    The Deferred Compensation Plan for Directors provides an opportunity for a Director to defer payment of Directors’ fees until the Director ceases to be a Director. In advance of each calendar year, a Director may elect to defer his or her Director’s fees into a notional investment in our common stock. Following retirement, the Director receives a number of shares of our common stock equal to the number of notional shares in the Director’s plan account. These shares are issued under our Omnibus Equity Compensation Plan and are payable, at the election of the Director, either in a lump sum or in annual installments over a period of up to ten years. The number of notional shares represented by amounts held in a participating Director’s account is set forth in the table captioned “Securities Ownership of Certain Beneficial Owners and Management” on page 18.

Annual Equity Grants.    The Compensation Plan for Directors provides that stock options are granted annually under the Omnibus Equity Compensation Plan to all non-employee Directors to purchase shares of our common stock at an exercise price per share equal to the closing price of a share of common stock on the date of grant. All shares underlying the stock options vest three years from the grant date. The stock options terminate ten years after the grant date.

Participating Directors are granted an option to purchase shares of our common stock each year on the date of our Annual Meeting of Stockholders. Newly elected Directors are granted an initial option to purchase shares of common stock on the date of their election, but may not receive more than one grant in any calendar year. In 2011, we granted options to participating Directors to purchase the number of shares having a market value on the date of grant equal to $270,000, which is based on three times the $90,000 basic annual retainer for a non-employee Director who is not the Chairperson of a Board committee. Because, as noted above, the exercise price per share of the stock options granted to the Directors is equal to the closing price of a share of common stock on the date of grant, the aggregate exercise price under the stock option granted to each Director is $270,000.

The methodology for determining the number of shares underlying options granted to non-employee Directors will change in 2012. We will grant each non-employee Director a stock option that has a grant date fair value, calculated in accordance with U.S. generally accepted accounting principles, equal to the $90,000 basic annual retainer for a non-employee Director who is not the Chairperson of a Board Committee. Because the grant date fair value per share underlying an option on a particular day generally will be considerably less than the closing price of a share of common stock on the same day, it is possible that the number of shares underlying options granted to non-employee Directors will increase under the new methodology. In addition, the grant date will be changed to coincide with the date we grant options to our executive officers and other employees. See “Compensation Discussion and Analysis—Stock Option Grant Practices” for further information.

Stock Ownership Guidelines for Directors.    We instituted stock ownership guidelines for non-employee Directors at the same time as we established the executive officer guidelines. For a description of our stock ownership guidelines for the executive officers, see “Compensation Discussion and Analysis—Stock Ownership Guidelines.” For 2011, the number of shares required to be held by a non-employee Director was based on a multiple of five times the Director’s annual retainer as of January 1, 2011, or, if the Director became a Director at a later date, as of the date the Director was first elected, in each case rounded to the nearest 1,000 shares. The non-employee Director stock ownership guidelines are recalibrated at the same time as the guidelines for executive officers are recalibrated. Accordingly, the guidelines were last recalibrated effective January 1, 2011, based on a multiple of five times the Directors’ annual retainer on January 1, 2011 and will next be recalibrated on January 1, 2014.

The guidelines applicable to each of the non-employee Directors in 2011, and the Directors’ progress towards achieving the required stock ownership levels, are shown on the following table:

Director Stock Ownership Guidelines

Name	Applicable Annual Retainer ($)(1)	Dollar Value of Shares Required to be Held ($)	Applicable Price Per Share ($)(1)	Required Number of Shares to be Held	Number of Shares Held at 12/31/11(2)
T. Rosie Albright	106,000	530,000	32.85	16,000	24,196
José B. Alvarez	90,000	450,000	34.47	13,000	1,313
Rosina B. Dixon	104,000	520,000	32.85	16,000	199,551
Bradley C. Irwin	90,000	450,000	32.85	14,000	14,083
Robert D. LeBlanc	110,000	550,000	32.85	17,000	40,567
Penry W. Price	90,000	450,000	39.02	12,000	252
Ravichandra K. Saligram	90,000	450,000	32.85	14,000	15,124
Robert K. Shearer	108,000	540,000	32.85	16,000	7,699
Arthur B. Winkleblack	90,000	450,000	32.85	14,000	5,470

(1)

All price per share amounts in the table and in this footnote reflect the 2-for-1 stock split on June 1, 2011. Except as noted below, the amount in the Applicable Annual Retainer column is the Director’s annual retainer as of January 1, 2011, and the amount in the Applicable Price Per Share column is the average closing common stock price during 2010. For Mr. Alvarez, the Applicable Annual Retainer was determined as of May 5, 2011, the date on which he became a Director, and the Applicable Price Per Share is the average closing price during the 365 calendar days prior to May 5, 2011. For Mr. Price, the Applicable Annual Retainer was determined as of November 1, 2011, the date on which he became a Director, and the Applicable Price Per Share is the average closing price during the 365 calendar days prior to November 1, 2011.

(2)

Includes shares owned by the Director or members of his or her immediate family residing in the same household and notional shares held for the account of the Director in the Deferred Compensation Plan for Directors.

Additional Arrangements with Former Chief Executive Officer.    Robert A. Davies, III was our former Chief Executive Officer, and prior to his termination of employment with us, we agreed to provide office space and administrative support for him. The cost of such space and support was $5,792 in 2011. This arrangement terminated upon Mr. Davies’ retirement from the Board of Directors in May 2011.

The following table provides information regarding compensation for our non-employee Directors in 2011, which reflects the Directors’ fees, compensation plans and other arrangements described above. The table does not include compensation for reimbursement of travel expenses related to attending Board or Board Committee meetings, and does not include compensation to Mr. Craigie, our Chairman and Chief Executive Officer, which is included in the Summary Compensation Table on page 35.

2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
T. Rosie Albright	—	110,000	67,507		—	177,507
José B. Alvarez	33,730	33,770	67,507		—	135,007
Robert A. Davies, III(4)	22,460	22,540	—		5,792	50,792
Rosina B. Dixon	54,967	55,033	67,507		—	177,507
Bradley C. Irwin	—	92,053	67,507		—	159,560
Robert D. LeBlanc	61,949	62,051	67,507		—	191,507
Jeffrey A. Levick(5)	—	22,500	—		—	22,500
Penry W. Price	11,248	11,252	60,697		—	83,197
Ravichandra K. Saligram	—	92,000	67,507		—	159,507
Robert K. Shearer	—	120,066	67,507		—	187,573
Arthur B. Winkleblack	47,920	48,080	67,507		—	163,507

(1)

The amounts shown for stock awards relate to Directors’ fees paid in shares of our common stock and Directors’ fees deferred under our Deferred Compensation Plan for Directors into notional investments in our common stock. See “Compensation Plan for Directors” and “Deferred Compensation Plan for Directors” for information regarding the computation of the number of shares or notional shares provided to a Director in payment of Director fees. Three Directors deferred payment of all or a portion of their fees under the Deferred Compensation Plan, as follows: Ms. Albright, $110,000; Mr. Levick, $22,500; Mr. Saligram, $92,000.

The number of shares and grant date fair value related to the stock awards or deferrals under the Deferred Compensation Plan for Directors with respect to Directors’ fees are set forth in the table below. Notional share amounts with respect to Directors’ fees deferred under the Deferred Compensation Plan for Directors have been rounded to the nearest whole number.

	June 30, 2011		December 15, 2011		December 30, 2011
Name	No. of Shares (#)	Grant Date Fair Value ($)	No. of Shares (#)	Grant Date Fair Value ($)	No. of Shares (#)	Grant Date Fair Value ($)
T. Rosie Albright	2,615	106,000	—	—	87	4,000
José B. Alvarez	833	33,770	—	—	—	—
Robert A. Davies, III	556	22,540	—	—	—	—
Rosina B. Dixon	1,283	52,013	—	—	66	3,020
Bradley C. Irwin	2,221	90,039	—	—	44	2,014
Robert D. LeBlanc	1,357	55,013	90	4,018	66	3,020
Jeffrey A. Levick	555	22,500	—	—	—	—
Penry W. Price	—	—	252	11,252	—	—
Ravichandra K. Saligram	2,220	90,000	—	—	44	2,000
Robert K. Shearer	2,665	108,039	90	4,019	175	8,008
Arthur B. Winkleblack	1,111	45,040	23	1,027	44	2,013

(2)

The amounts shown for option awards relate to stock options granted under the Omnibus Equity Compensation Plan. These amounts are based upon the grant date fair value of awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC

Topic 718”). The assumptions used in determining the amounts in this column are set forth in note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission. At December 31, 2011, the number of shares of our common stock underlying options held by Directors listed in the table were: Ms. Albright, 80,586; Mr. Alvarez, 6,586; Mr. Davies, 16,000; Dr. Dixon, 107,586; Mr. Irwin, 52,586; Mr. LeBlanc, 52,586; Mr. Price, 6,316; Mr. Saligram, 42,586; Mr. Shearer, 32,586; Mr. Winkleblack, 32,586.

(3)

Includes, for Mr. Davies, office space and administrative support, totaling $5,792, under the arrangement described on page 14 under the heading “Additional Arrangements with Former Chief Executive Officer.”

(4)	Mr. Davies retired from the Board of Directors following our 2011 Annual Meeting.

(5)	Mr. Levick resigned from the Board of Directors on March 28, 2011.

Our Executive Officers

Listed below are the names, ages and positions held by each of our executive officers and our principal accounting officer.

Name	Age	Position
James R. Craigie	58	Chairman and Chief Executive Officer
Jacquelin J. Brova	58	Executive Vice President, Human Resources
Mark G. Conish	59	Executive Vice President, Global Operations
Steven P. Cugine	49	Executive Vice President, Global New Products Innovation
Patrick D. de Maynadier	51	Executive Vice President, General Counsel and Secretary
Matthew T. Farrell	55	Executive Vice President Finance and Chief Financial Officer
Bruce F. Fleming	54	Executive Vice President and Chief Marketing Officer
Adrian J. Huns	63	Executive Vice President, President International Consumer Products
Paul A. Siracusa	55	Executive Vice President, Global Research & Development
Louis H. Tursi, Jr.	51	Executive Vice President, Domestic Consumer Sales
Steven J. Katz	54	Vice President, Controller and Chief Accounting Officer

All executive officers serve at the discretion of the Board of Directors. Mr. Katz, our principal accounting officer, serves at the discretion of the Chief Executive Officer.

Biographical information for Mr. Craigie appears under “Election of Directors—Current Term Expiring in 2014” on page 6.

Ms. Brova has been our Executive Vice President, Human Resources since May 2007. From January 2006 until May 2007, she was our Vice President, Human Resources. From August 2005 to January 2006, she served as Vice President, Employee Relations, and from September 2002 to July 2005 as Director, Human Resources. Prior to joining us in September 2002, Ms. Brova held various human resources and labor relations positions during her 25 years with Bethlehem Steel Corporation, the most recent of which was General Manager of the Corporate Compensation and Benefits Division, which she held from January 2000 to August 2002.

Mr. Conish has been our Executive Vice President, Global Operations since May 2007. From December 2004 until May 2007, he was Vice President, Global Operations, and from July 1999 until December 2004, he was Vice President, Operations. From 1994 until July 1999, he was Vice President, Manufacturing and Distribution. Mr. Conish has been employed by us in various positions since 1975.

Mr. Cugine has been our Executive Vice President, Global New Products Innovation since May 2007. From September 2005 until May 2007, he was our Vice President, Global New Products Innovation, and from July 2004 until September 2005, he was Vice President, President of Household Products Division. From December 1999 until July 2004, he was Vice President, Human Resources. During that time he also served as Acting President of Household Products Division from August 2002 until July 2004 and as Acting President of the Specialty Products Division from October 2000 to February 2002. From 1988 to December 1999, Mr. Cugine served in several capacities with FMC Corporation, most recently as Director of Human Resources for the Alkali, Peroxide and Oxidant Chemical Divisions.

Mr. de Maynadier has been our Executive Vice President, General Counsel and Secretary since December 2011. He served in a number of capacities for Hill-Rom Holdings, Inc. and its predecessor, Hillenbrand Industries, Inc., from January 2002 until December 2010, including Senior Vice President, General Counsel and Secretary from October 2007 to July 2010 and Vice President, General Counsel and Secretary from January 2002 until October 2007. Previously, Mr. de Maynadier served as Executive Vice President, General Counsel and Secretary for CombiMatrix Corporation; as President and Chief Executive Officer of SDI Investments, LLC, a spin-off of Sterling Diagnostic Imaging, Inc.; and as Senior Vice President, General Counsel and Secretary of Sterling Diagnostics Imaging, Inc. Earlier in his career, Mr. de Maynadier was a corporate and securities Partner at the law firm Bracewell & Patterson, L.L.P.

Mr. Farrell has been our Executive Vice President Finance and Chief Financial Officer since May 2007, and from September 2006 until May 2007, he was our Vice President and Chief Financial Officer. Mr. Farrell was Executive Vice President and Chief Financial Officer of Alpharma, Inc. from April 2002 until August 2006. From July 2000 to April 2002, he held the position of Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd. From November 1994 to June 2000, he held various senior financial positions at AlliedSignal Inc. Mr. Farrell currently serves as a member of the Board of Directors of Lydall, Inc., a supplier of engineered thermal, acoustical and filtration products.

Mr. Fleming has been our Executive Vice President and Chief Marketing Officer since May 2007, and from January 2006 until May 2007 he was our Vice President and Chief Marketing Officer. From August 2004 through January 2006, he was an independent consultant to private equity firms and new venture start-ups. From June 2002 through August 2004, Mr. Fleming was CEO, President and Director of BriteSmile, Inc. He served as Senior Vice President and Global Head of the OTC Medicines business of Novartis AG from June 2001 to June 2002. From March 1981 to January 2001, he held several positions at Johnson & Johnson, and served as Worldwide Vice President and a member of the Worldwide Franchise Management Board from November 1995 until January 2001.

Mr. Huns has been our Executive Vice President, President International Consumer Products since May 2007, and was our Vice President, President, International Consumer Products from the time of the merger of Armkel, LLC into Church & Dwight in May 2004 until May 2007. From October 2001 until the merger, he served as President, International Operations of Armkel. From May 1996 until October 2001, Mr. Huns served as President, International Division and Corporate Vice President for Carter-Wallace Inc. Prior to May 1996, he was Managing Director of the Carter-Wallace subsidiary operation in the United Kingdom for six years. Mr. Huns worked in Belgium for the Medgenix Group from 1988 to 1989 and served as Director of Marketing for the international branded health care operations of the Boots Company in England from 1978 to 1988.

Mr. Siracusa has been our Executive Vice President, Global Research & Development since May 2007, and was our Vice President, Global Research & Development from March 2005 until May 2007. Mr. Siracusa served as Senior Vice President, Research & Development for Playtex Products, Inc. from March 2000 to March 2005. From 1997 to 2000, he was Senior Vice President Research & Development for Reckitt & Coleman plc, a consumer products company, and also served that company from 1995 to 1997 as Divisional Vice President of Research & Development, North America. Mr. Siracusa also serves on the Board of Directors of the Consumer Specialty Products Association, a trade association which represents the interests of the consumer specialty products industry.

Mr. Tursi has been our Executive Vice President, Domestic Consumer Sales since May 2007, and was Vice President, Domestic Consumer Sales from July 2004 until May 2007. Prior to joining us, Mr. Tursi served as Vice President of Sales, Marketing and Customer Service of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. from 1999 to 2004. From 1998 to May 1999, he served as Vice President of Sales for Vlasic Foods International. As described above in Mr. Craigie’s biography, Top-Flite sold its assets in September 2003 pursuant to an agreement with Callaway Golf Company and a bankruptcy court administered auction process following Top-Flite’s filing for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware in July 2003.

Mr. Katz has been our Vice President, Controller and Chief Accounting Officer since May 2007. From January 2003 until May 2007, Mr. Katz was our Controller, and from April 1993 to December 2002, he held the position of Assistant Controller. Mr. Katz has been employed by us in various positions since 1986.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning ownership of our common stock as of March 5, 2012 (unless otherwise noted) by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each Director; (iii) each current executive officer named in the Summary Compensation Table on page 35; and (iv) all Directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to the person’s name.

	Amount and Nature of Beneficial Ownership(1)			Notional Shares in Deferred Compensation Plans(2)
Name	Shares(2)(3)		Percent of Class
Neuberger Berman Group LLC(4)	10,634,171		7.45%	—
BlackRock, Inc.(5)	9,149,424		6.41%	—
T. Rosie Albright	66,000		*	24,318
José B. Alvarez	1,313		*	—
James R. Craigie	879,240	(6)	*	134,534
Rosina B. Dixon	231,591	(7)	*	105,174
Bradley C. Irwin	52,083		*	—
Robert D. LeBlanc	78,567		*	—
Penry W. Price	252		*	—
Ravichandra K. Saligram	40,966		*	12,219
Robert K. Shearer	20,930		*	4,793
Arthur B. Winkleblack	23,470		*	—
Matthew T. Farrell	93,888	(8)	*	35,554
Patrick D. de Maynadier	10,151	(9)	*	—
Louis H. Tursi, Jr.	219,890	(10)	*	9,965
All Executive Officers and Directors as a Group (20 Persons)	2,411,450	(11)	1.67%	468,924

*	Less than 1%

(1)

Applicable percentage of ownership is based on 142,656,627 shares of our common stock outstanding as of March 5, 2012. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 5, 2012 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The shares listed in the “Shares” column do not include notional shares of our common stock credited to the account of Directors under the Deferred Compensation Plan for Directors or credited to the account of executive officers under the Executive Deferred Compensation Plan. Notional shares do not represent actual shares, but represent interests equivalent in value to the fair market value of shares of our common stock; gains or losses in the interests are based upon gains or losses in the fair market value of our common stock. These notional shares are reflected in the table in the column labeled “Notional Shares in Deferred Compensation Plans.” Because notional shares do not represent actual shares, holders of notional share accounts are not entitled to vote with respect to the notional shares.

(3)

The numbers in this column include shares that are subject to stock options exercisable currently, or within 60 days of March 5, 2012, as follows: Ms. Albright, 66,000 shares; Dr. Dixon, 48,000 shares; Mr. Irwin, 38,000 shares; Mr. LeBlanc, 38,000 shares; Mr. Saligram, 38,000 shares; Mr. Shearer, 18,000 shares; Mr. Winkleblack, 18,000 shares; Mr. Craigie, 832,584 shares; Mr. Farrell, 49,200 shares; Mr. Tursi, 172,800 shares; all executive officers and Directors as a group, 1,884,984 shares.

(4)

Neuberger Berman Group LLC (“Neuberger Berman Group”), Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds provided the following information in Amendment No. 3 to their Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2012. Neuberger Berman Group is affiliated with Neuberger Berman LLC and Neuberger Berman Management LLC. Neuberger Berman LLC and Neuberger Berman Management LLC are, respectively, a sub-adviser and investment manager of various Neuberger Berman Group mutual funds that hold our shares, and Neuberger Berman LLC is affiliated with Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternative Fund Management LLC, NB Alternatives Advisers LLC and Neuberger Berman Fixed Income LLC, which also hold our shares. In addition, Neuberger Berman LLC has shared investment power over securities in individual client accounts. Of the shares listed in the table, as of December 31, 2011, Neuberger Berman Group had shared voting power (with Neuberger Berman LLC) with respect to 9,405,637 shares (of which Neuberger Berman Management LLC and Neuberger Berman Equity Funds also shared voting power with respect to 8,069,610 shares and 7,070,210 shares, respectively) and shared investment power (with Neuberger Berman LLC) with respect to 10,634,171 shares (of which Neuberger Berman Management LLC and Neuberger Berman Equity Funds also shared investment power with respect to 8,069,610 and 7,070,210 shares, respectively). The address of Neuberger Berman Group, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds is 605 Third Avenue, New York, New York 10158.

(5)

BlackRock, Inc. has provided the following information in Amendment No. 2 to its Schedule 13G, filed with the Securities and Exchange Commission on February 13, 2012. As of December 31, 2011, BlackRock, Inc. had sole voting and investment power over 9,149,424 shares, including shares held by a number of its subsidiaries. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)	Includes Mr. Craigie’s interest in 3,750 shares of restricted stock.

(7)	Includes 88,690 shares held in two trusts for which Dr. Dixon serves as co-trustee and as to which Dr. Dixon holds either shared voting or shared investment power.

(8)	Includes Mr. Farrell’s interest in 1,618 shares of restricted stock.

(9)	Includes Mr. de Maynadier’s interest in 8,000 shares of restricted stock.

(10)	Includes Mr. Tursi’s interest in 798 shares of restricted stock.

(11)	Includes interests of executive officers in 19,270 shares of restricted stock.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of Church & Dwight’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of Church & Dwight’s internal control over financial reporting. Deloitte & Touche LLP, Church & Dwight’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of Church & Dwight’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations of Church & Dwight, and (ii) expressing an opinion on the effectiveness of Church & Dwight’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and Deloitte & Touche LLP’s evaluation of Church & Dwight’s internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Public Company Accounting Oversight Board Standards, AU Section 380, “Communications with Audit Committees.”

3.	The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Church & Dwight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Robert K. Shearer, Chairperson

José B. Alvarez

Arthur B. Winkleblack

Dated: March 14, 2012

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees related to the 2010 and 2011 fiscal years payable to our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

	2011 ($)	2010 ($)
Audit Fees	2,612,671	2,558,183
Audit-Related Fees(1)	318,000	1,082,225
Tax Fees (2)	800,000	527,213
All Other Fees	—	—

	3,730,671	4,167,621

(1)	Audit related fees primarily include services for acquisition-related due diligence in both 2011 and 2010 and financing work in 2010.

(2)	Tax fees include services for filing for tax incentives from government agencies, tax compliance and planning.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded for 2011 to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our “named executive officers.”

2011 COMPENSATION

Compensation Objectives

For the past several years, we have focused on the following objectives in making compensation determinations:

•	Provide compensation that is competitive in markets in which we compete for management talent. We refer to this objective as “competitive compensation.”

•	Condition a majority of a named executive officer’s compensation on a combination of short and long-term performance. We refer to this objective as “performance incentives.”

•

Encourage the aggregation and maintenance of meaningful equity ownership, and the alignment of executive officer and stockholder interests as an incentive to increase stockholder value. We refer to this objective as “stockholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of 2011 compensation that we paid to the named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Incentive Compensation	Performance Incentives Competitive Compensation Stockholder Incentives

Stock Options	Performance Incentives Stockholder Incentives Competitive Compensation Retention Incentives

Restricted Stock Awards	Stockholder Incentives Retention Incentives

Determination of Competitive Compensation

In making executive compensation determinations for 2011, we referenced data provided by Steven Hall & Partners to gauge the comparability of our compensation to the compensation of executives of other companies with generally corresponding responsibilities. Steven Hall & Partners has served as an independent consultant to the Compensation & Organization Committee for several years, and assists the Compensation & Organization Committee in its review of compensation for executive and non-executive officers. Steven Hall & Partners does not perform any other services for us.

With respect to our Chief Executive Officer and our Chief Financial Officer, the compensation consultant provided data focused on compensation paid by a comparator group of consumer packaged goods companies, other than tobacco and spirits companies, that had revenues in the range of approximately 50 to 200 percent of our revenues. Within this classification, Steven Hall & Partners referenced companies with similar distribution channels and with a focus on brand recognition. We believe there is a strong likelihood that an executive officer’s skills will be transferable among these companies, so we would expect to compete with these companies for executive officer talent. The comparator companies were the following:

• American Greetings Corporation	• Mead Johnson Nutrition Company
• Central Garden & Pet Company	• McCormick & Company Incorporated
• Chiquita Brands International, Inc.	• Nu Skin Enterprises, Inc.
• The Clorox Company	• Perrigo Company
• Coca-Cola Bottling Co. Consolidated	• Ralcorp Holdings, Inc.
• Cott Corporation	• Revlon, Inc.
• Del Monte Foods Company	• The Scotts Miracle-Gro Company
• Energizer Holdings, Inc.	• The J. M. Smucker Company
• Flowers Foods, Inc.	• Spectrum Brands, Inc.
• Hasbro, Inc.	• TreeHouse Foods, Inc.
• The Hershey Company	• Tupperware Brands Corporation
• Jarden Corporation	• United National Foods, Inc.

Alberto-Culver Company, NBTY, Inc., and PepsiAmericas Inc., which previously were comparator companies, were removed because they were acquired by other entities. We added Ralcorp Holdings, Inc. because it fit within the criteria for comparator companies.

In providing comparative data regarding compensation of executives of the comparator companies, Steven Hall & Partners aged the data to January 1, 2011, using an update factor of three percent per annum. Steven Hall & Partners excluded companies if their executives earned more than twice as much or less than half as much as our corresponding executive. Steven Hall & Partners also excluded data relating to executives who have not held their position for at least two years and, as it deemed appropriate, excluded data relating to one-time and promotional awards.

Steven Hall & Partners utilized proxy statement data with respect to the comparator companies only with respect to our chief executive officer and chief financial officer. Steven Hall & Partners did not use this data for our other named executive officers because it believed the data did not provide a sufficient comparative sampling or otherwise was not appropriate. Therefore, in making a comparative evaluation with respect to our named executive officers other than our Chief Executive Officer and Chief Financial Officer, we relied on an analysis prepared by Steven Hall & Partners of data derived from published surveys. This analysis provided information on compensation for executive officers serving in positions comparable to those of our other named executive officers. Where possible, Steven Hall & Partners focused its comparative data on surveys relating to non-durable goods manufacturing companies and consumer products companies. In addition, the survey data was adjusted based on Steven Hall & Partners’ judgment as to reliability and validity of the data. The survey data also was used by Steven Hall & Partners as a reference point in addition to the comparator companies’ publicly filed proxy statement data it used in providing a comparative analysis of compensation for our Chief Executive Officer and Chief Financial Officer.

In determining a 2011 competitive market guideline with respect to total direct compensation, namely base salary, Annual Incentive Plan payout at target and long-term incentives, we referenced a level that approximates the 50th percentile of the comparator companies or the survey companies, as applicable. However, we did not follow this guideline rigidly, and the Compensation & Organization Committee made determinations that represent a departure from this general guideline. For example, for our executive officers other than our Chief Executive Officer and Chief Financial Officer, we seek to provide essentially uniform amounts of salaries and target incentive compensation, which we believe enhances an environment of teamwork and cooperation among our executives in working towards our continued success. In addition, as described below under “Annual Incentive Plan,” and as has been the case since 2007, the Compensation & Organization Committee determined to set higher payment amounts for target levels under our Annual Incentive Plan than would be suggested by the guideline because the 2011 target goals reflected budgeted earnings per share growth of 11 percent, which we viewed as aggressive. Moreover, as described below under “Long Term Incentives—Stock Options,” in 2011 the Compensation &

Organization Committee determined to increase, by 25 percent, the dollar amount used to determine the number of shares underlying options issuable to our executive officers based on our performance as compared to a selected group of consumer products companies, and provided additional option grants to some executives whose performance during 2010 was considered exceptional. In addition, because a majority of our compensation is performance-based, actual cash compensation paid to our named executive officers could further vary from that paid to executive officers in the comparator companies or the survey companies, based on achievement of performance targets.

Employment of Patrick D. de Maynadier

The compensation of Patrick D. de Maynadier, our Executive Vice President, General Counsel and Secretary, largely reflects the practices described below under “Determination of Competitive Compensation.” The final terms of Mr. de Maynadier’s compensation were based on an offer letter we entered into with him in connection with the commencement of his employment in December 2011. In addition to the components of Mr. de Maynadier’s compensation discussed below, he received 12,000 restricted stock units as a sign on bonus that also was designed to provide him with a meaningful equity position. The restricted stock units vest in equal increments on March 1, 2012, 2013 and 2014.

Salaries

Survey and peer group data provided by Steven Hall & Partners indicated that salaries at median compensation levels for officers serving other companies in capacities corresponding to our executive officers increased by 4.2 percent, while information we compiled from various sources indicated projected increases of 2.8 to 3.0 percent. As a result, in 2011, we determined to increase salaries of all named executive officers by approximately three percent. Mr. Craigie’s salary for 2011 was increased by 3.33 percent to $930,000. In some instances, executive officer salaries were somewhat above the median level suggested by the data provided by Steven Hall & Partners, which we believe principally reflects our determination to provide essentially uniform salaries to our executives other than our Chief Executive Officer and Chief Financial Officer. We believe this salary structure enhances teamwork among our executives in working towards our continued success. In addition, we believe our salaries also reflect the fact that, unlike some other companies, all of our executive officers report directly to our Chief Executive Officer rather than to an intermediate executive, such as a Chief Operating Officer.

Mr. de Maynadier’s annual salary was fixed at $375,000, in accordance with the terms of his offer letter.

Annual Incentive Plan

The principal objective of our Annual Incentive Plan is to align executive and stockholder interests by providing an incentive to achieve annual performance goals that also support long-term stockholder return. The performance goals are established each year to reflect specific objectives set in our annual budget. We also consider competitive factors, including total cash compensation, which includes salary and annual incentive bonus, in determining the amount of annual incentive award opportunities.

As noted above, in structuring total direct compensation, we have referenced the median level of the comparator and survey companies in determining a competitive market guideline. This guideline has influenced our target award levels, but we have set target amounts above the median level if we believe the performance goals represent aggressive targets. Moreover, actual payouts to the named executive officers can vary significantly based on actual performance.

We use a numerical rating system of 0-2.0 to determine the payout amounts under our Annual Incentive Plan. Award levels for target performance at a 1.0 rating are based on a specified percentage of the participants’ respective salaries and are designed to address the compensation guidelines described in the preceding paragraph; the percentages utilized in 2011 were the same as were used in 2010. However, as was the case in 2010, we set payout amounts for achieving the performance targets at levels that were 20 percent above the amounts that would be paid with respect to a 1.0 rating. In other words, a rating of 1.2 is applied if target performance is achieved. We made this adjustment because the performance goals were designed to reflect budgeted earnings per share growth of 11 percent, which we believed would be an outstanding achievement. The following table indicates the percentage of salary payable at a 1.0 rating, and the target award opportunity for 2011, based on a 1.2 rating:

Name	Percentage of Salary Payable at 1.0 Performance Rating	Target Award Opportunity (Based on a 1.2 Performance Rating)
James R. Craigie	100%	$1,107,000
Matthew T. Farrell	60%	$364,500
Patrick D. de Maynadier	50%	$18,800	*
Joseph A. Sipia, Jr.	50%	$211,500
Louis H. Tursi, Jr.	50%	$214,500

*	Mr. de Maynadier’s target award was prorated for the portion of the year following his commencement of employment.

Mr. Craigie’s and Mr. Farrell’s percentages reflect their respective responsibilities as our Chief Executive Officer and Chief Financial Officer. We set the percentage for all other then-serving executive officers at the same level, which we believe unifies the commitment of the affected executive officers towards achievement of our annual performance goals. Mr. de Maynadier’s percentage was fixed in accordance with the terms of his offer letter. In addition, the Compensation & Organization Committee also referenced the competitive compensation data provided by Steven Hall & Partners in setting the percentage levels.

For named executive officers who did not have division responsibilities, all of their target award was based on corporate performance. However, the award that is earned and payable may be reduced at the discretion of the Compensation & Organization Committee, based on individual considerations. Typically, 20 percent of the award is subject to such negative discretion. However, the reduction may exceed 20 percent, if deemed appropriate by the Compensation & Organization Committee or the independent members of the Board of Directors. The 2011 corporate performance metrics and their weightings were the following:

Net Sales	25%
Gross Margin	25%
Diluted Earnings Per Share	25%
Free Cash Flow	25%*

*	Free cash flow equals net cash provided by operating activities less capital expenditures.

For named executive officers with division responsibilities, 60 percent of their target award was based on corporate performance, comprised of the same measures as set forth above, and 40 percent was based on division performance. As is the case with other executive officers, the award that is earned and payable is subject to reduction (typically up to 20 percent but sometimes more) at the discretion of the Compensation & Organization Committee or the independent members of the Board of Directors, based on individual considerations.

The metrics and weightings in 2011 for each of our three divisions, which were unchanged from 2010, are indicated in the table below:

	Division
Metric	Consumer Domestic	Consumer International	Specialty Products
Net Sales	33 1/3%	25%	33 1/3%
Gross Margin	33 1/3%	25%	—
Operating Margin	33 1/3%	25%	33 1/3%
Working Capital	—	25%	—
EBIT*	—		33 1/3%

*	EBIT means earnings before interest and tax expenses, and includes earnings from unconsolidated joint ventures.

The corporate results used to compute performance in 2011 reflect adjustments approved by the Compensation & Organization Committee to eliminate the effect of items such as foreign exchange fluctuations that differed from budgeted amounts; a product line acquired in 2011; establishment of a valuation allowance against deferred tax assets related to our Specialty Products business in Brazil; and one month of operating results recorded by three subsidiaries for which 13 months of operating results were included in our consolidated results due to a change in the subsidiaries’ fiscal calendar. We do not believe that these items reflect management performance for purposes of the Annual Incentive Plan because they generally do not reflect our day-to-day operations.

In 2011, we replaced operating margin as a measure of corporate performance with a measure based on our diluted earnings per share, which we refer to as “EPS.” We changed this measure because we believe that EPS is a key metric affecting our share price that is closely followed by analysts, investors and our employees. It also is commonly used by our competitors. In addition, using EPS as a performance measure enables the corporate performance portion of our Annual Incentive Plan to reflect important financial performance that would not be reflected in operating income.

We selected net sales as a measure of corporate and divisional performance because it is a key metric used in our industry. We believe that in a mature industry subject to intense competition, net sales are a fundamental measure of our ability to compete effectively and grow.

We selected gross margin as a measure of corporate and divisional performance because we believe that our ability to control cost of sales and trade spending are critical components of our operations. The effect of raw material and energy costs on our margins has underscored the need for effective management of both our product pricing and cost of sales.

We selected free cash flow as a measure of our company’s working capital utilization because we believe free cash flow is a standard performance metric used by investors. It also is a tool used by our management. We believe that free cash flow provides a useful indication of our ability to pay dividends, service indebtedness and pursue acquisitions. Moreover, free cash flow is affected by net income, working capital and capital expenditures, all factors relevant to assessing the management of our business.

We used three additional metrics for divisional performance. We selected operating margin as a measure of performance for all three divisions because, in addition to considerations relating to gross margin, our profitability is dependent on our ability to effectively manage discretionary promotional and marketing expenditures and control selling, general, and administrative expenses in a manner that will enable us to realize a meaningful return from the sale of our products. For the Consumer International Division, we applied a working capital metric. The working capital metric consisted of two equally weighted subcategories: days sales outstanding, which is a measure of the average number of days needed to collect outstanding receivables, and days inventory outstanding, which is a measure of how many days of sales, on average, we hold in inventory. We believe these are effective measures of the Consumer International Division’s management’s ability to effectively manage financial resources under its control. Finally, we used EBIT as a metric for the Specialty Products Division. EBIT includes the performance of joint ventures that are an important part of the Specialty Products Division’s business. Because the joint ventures are not consolidated into our financial statements, their performance is not addressed by the operating margin metric.

With respect to performance goals established for each metric, we apply a scale of 0.0 to 2.0 to determine a performance rating. As noted above, payout amounts for achieving the performance targets in 2011 were set at a rating of 1.2. A rating of 2.0 indicates that the maximum performance level has been achieved or exceeded. A rating of 0.0 indicates that performance is below the level at which any payment would be made under the Annual Incentive Plan. In determining the annual incentive payout, we multiplied the amount payable for a 1.0 performance rating by the actual performance rating.

The following table indicates, with respect to each corporate performance measure, the threshold level of performance for which a payout could be made, the target performance level and the maximum performance level. To the extent applicable, the amounts and percentages in the following table and in the actual performance column in the next table reflect the adjustments described above.

(Dollars in millions, except per share data)
Performance Measure	Threshold (0 rating)	Target (1.2 rating)	Maximum (2.0 rating)
Net Sales	$2,491	$2,650	$2,756
Gross Margin	44.45%	45.70%	46.95%
Diluted Earnings Per Share*	$2.08	$2.19	$2.30
Free Cash Flow	$300	$350	$400

*	The diluted earnings per share amounts reflect the 2-for-1 stock split on June 1, 2011.

With respect to corporate performance in 2011, the actual performance (adjusted as described above) and ratings were as follows (dollars in millions, except per share data):

	Actual Performance (as adjusted)	Rating
Net Sales	$2,680	1.43
Gross Margin	44.20%	0.00
Diluted Earnings Per Share	$2.21	1.31
Free Cash Flow	$360	1.36

The corporate performance rating for 2011 was equal to the weighted average number of these factors, or 1.03. The relevant division performance ratings for 2011 were: Consumer Domestic, 1.00; Consumer International, 1.08; and Specialty Products, 1.32.

The final performance rating applicable to each executive reflected the weighted average performance rating achieved for corporate performance and division performance applicable to the executive.

We exercised discretion to eliminate Mr. Craigie’s award. As previously disclosed, in June 2009, we received a subpoena and civil investigative demand from the Federal Trade Commission (“FTC”) in connection with a non-public investigation in which the FTC is seeking to determine if we have engaged or are engaging in any unfair methods of competition with respect to the distribution and sale of condoms in the United States. The FTC investigation arose out of allegations raised by Mayer Laboratories, Inc. (“Mayer Labs”), a California based condom business competitor whose principal brand of condoms has a U.S. market share of less than one percent. We have been engaged in litigation with Mayer Labs, also relating to our condom sales and marketing practices, which we believe are in full compliance with applicable law. On March 1, 2012, the Court presiding over the litigation dismissed with prejudice all but one of Mayer Labs’ claims against us, and on March 13, 2012, the parties filed a stipulation dismissing all remaining claims with prejudice. Mayer Labs may ask the Court to seek reconsideration of the Court’s March 1 order or may appeal that order.

As also previously disclosed, commencing after the FTC investigation and the Mayer Labs litigation were each initiated, we issued instructions to certain employees to preserve any e-mails or other documents that might be relevant to the foregoing proceedings. Subsequently, Mr. Craigie deleted e-mails and has acknowledged doing so, although we have been able to retrieve substantially all of the deleted e-mails. As a result of our investigation of this matter, we do not believe that Mr. Craigie deleted the e-mails with the intent to impede, impair or obstruct the FTC investigation or the related Mayer Labs litigation. Nevertheless, we determined that Mr. Craigie’s actions violated our policies and imposed the following sanctions: Mr. Craigie received no award under our Annual Incentive Plan for 2011, will receive no increase in salary in 2012 and will receive no increase in the value of stock options to be granted to him in 2012 (determined in accordance with generally accepted accounting principles), regardless of any increase in option grants that may otherwise be provided to any of our other employees.

Additional information regarding these matters is included in the Current Reports on Form 8-K that we filed with the SEC on January 10, 2012 and on March 2, 2012.

Based on their respective performance ratings and the discretionary adjustment, the named executive officers received award payments as shown in the table below:

Name	Applicable Performance Rating	Actual Award Payment	Actual Award as percentage of Target Award Opportunity
James R. Craigie	1.030	$0	0%
Matthew T. Farrell	1.030	$312,900	86%
Patrick D. de Maynadier	1.030	$16,100	86%
Joseph A. Sipia, Jr.	1.146	$202,000	96%
Louis H. Tursi, Jr.	1.018	$182,000	85%

The award payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentives—Stock Options

In 2011, we continued to utilize options on our common stock as our principal form of long-term compensation. Stock options granted in 2011:

•	have a 10 year term,

•	vest as to all underlying shares on the third anniversary of the date of grant, and

•	have an exercise price equal to the fair market value per share on the date of grant, which we determine based on the closing price as reported on the New York Stock Exchange on the date of grant.

In addition, as has been the case since 2007, our stock options granted in 2011 include provisions enabling a three-year post-termination vesting and exercise period. The provisions apply if (i) the option holder’s employment terminates due to retirement or termination by us without cause; (ii) the option holder is at least 55 years old and has at least five years of service with us; and (iii) the sum of the option holder’s age and years of service is at least 65. We believe that these provisions enable us to attract and retain seasoned executives who have considerable experience. Moreover, we view these post-termination provisions as offsetting the effect of the vesting provisions of our stock options, which we believe are less favorable than vesting provisions used by many of the comparator companies. Many of those companies provide for incremental vesting of stock options during the vesting period, while our options do not vest until they have been held for three years. We believe our vesting provisions encourage our employees to maintain employment with us.

We believe that stock options provide a strong incentive to increase stockholder value, because the value of the stock options is dependent on the market performance of our common stock following the date of grant.

Under our long-term incentive program, we grant stock options to each of our named executive officers on an annual basis, based on a multiple of the executive officer’s salary. In connection with our 2011 grants, we initially used the following multiples of salary for our named executive officers:

Name	Multiple of Salary*
James R. Craigie	8.5x
Matthew T. Farrell	3.0x
Patrick D. de Maynadier	*	*
Joseph A. Sipia, Jr.	2.1x
Louis H. Tursi, Jr.	2.1x

*	In order to eliminate the potential for minor differences among executive officers (other than our Chief Executive Officer and Chief Financial Officer) and foster a cohesive commitment to our success, we used a multiple of 2.1 times the average salaries of the executive officers then serving to compute the initial value of options to be granted to each of them.

**	Not applicable. Mr. de Maynadier received a grant of options to purchase 30,000 shares of our common stock in accordance with the terms of his offer letter.

The salary multiples in 2011 for Messrs. Craigie and Farrell were increased from 6.5x to 8.5x and from 2.5x to 3.0x, respectively. We made this increase at the recommendation of Steven Hall & Partners, which noted that such an increase would align the mix of cash and equity compensation to levels more closely corresponding to then current market data. We authorized the increase only for 2011, with the intention of revisiting the salary multiple in 2012. The salary multiples for other named executive officers were unchanged from 2010. Additional considerations relating to the determination of the salary multiples were similar to those discussed above under “Annual Incentive Plan” with respect to the percentage of salary payable at a 1.0 performance rating.

As was the case in 2010, we increased by 25 percent the dollar amount initially computed based on the salary multiples set forth above. We took this action after comparing the total stockholder return (based on the increase in stock price plus dividends paid) of Church & Dwight common stock for the one and three year periods ended December 31, 2010 against the total stockholder return for a selected group of consumer products companies utilized by management for internal analysis purposes (Alberto-Culver Company; Avon Products, Inc.; Colgate-Palmolive Company; The Clorox Company; Energizer Holdings, Inc.; Kimberly-Clark Corporation; The Procter & Gamble Company; Reckitt Benckiser Group PLC; and Unilever). We also generally referenced this group for comparison purposes in 2010. For the three year period, our total stockholder return was among the top 25 percent of the selected group. The 25 percent increase in dollar amount was made to reflect our company’s superior performance as compared to the companies in this group. The determination to increase the grant by 25 percent was not based on the application of any formula.

In determining the number of shares underlying options for each of the named executive officers, we divided the dollar amount available for option grants by the closing price of a share of our common stock on the date of grant to determine the number of stock options granted to the executive officer. We rounded the resulting number of shares to the nearest 100 shares. The number of shares underlying stock options granted to the named executive officers are set forth below in the Grants of Plan Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.

In addition, we increased the number of options granted to Messrs. Farrell and Tursi by approximately 8.5 percent (in the case of Mr. Farrell) and 10.8 percent of the (in the case of Mr. Tursi) of the standard grant (before the 25 percent increase), based on Mr. Craigie’s recommendation, in recognition of performance he deemed exceptional during 2010. There were no specific performance criteria utilized to arrive at this determination. We rounded the number of shares underlying this supplemental grant to the nearest 100 shares.

In accordance with the terms of Mr. de Maynadier’s offer letter, we granted to him options to purchase 30,000 shares of our common stock, which will fully vest upon the third anniversary of the date of grant.

As explained below under “Change in Stock Option Methodology to be instituted in 2012,” we will change the methodology used to determine the number of shares underlying option grants to conform to prevailing market practices.

We have applied special provisions to Mr. Craigie’s options granted during or after 2005. These provisions became effective in July 2009, the fifth anniversary of his employment with us. Under these provisions, if his employment with us terminates for any reason other than for cause, his options will remain exercisable until the end of their stated term and will continue to vest in accordance with the terms of the grant. We adopted this provision in 2005 to encourage Mr. Craigie to maintain a long-term focus on our strategy and a long-term interest in our securities, and to remove requirements and incentives to exercise options and sell underlying shares within a short time following a termination of his employment.

The Compensation & Organization Committee has, from time to time, considered the structure of our long-term incentive compensation, which continues to consist almost entirely of stock options. While the Compensation & Organization Committee continues to believe that stock options are an appropriate form of long-term incentive compensation, it will review with management, on an ongoing basis, the advisability of adopting alternative forms of long-term incentive compensation that are tied to, and provide incentives for, the long-term increase in stockholder value.

Restricted Stock Award Program

We believe it is very important to enhance the linkage of the interests of our officers to those of our stockholders by encouraging ownership of our common stock. Under our restricted stock award program, we award restricted stock to officers when those officers acquire our common stock. Specifically, we award shares of restricted stock to an officer who, during a calendar year,

•	defers a portion of his or her salary into a notional investment in common stock under our Executive Deferred Compensation Plan (“EDCP”),

•	defers a portion of his or her award under the Annual Incentive Plan into a notional investment in our common stock fund under the EDCP,

•	transfers funds within the EDCP into the notional investment in common stock or

•	otherwise purchases our common stock, except as described below.

We award the restricted stock on the first Monday in March of the succeeding calendar year. The number of shares awarded has a fair market value equal to 20 percent of the value of the acquired notional investment in our common stock and the otherwise purchased common stock. For this purpose, the value of the acquired notional investment and otherwise purchased common stock may not exceed 50 percent of the officer’s target Annual Incentive Plan award in the year preceding the year in which we award the restricted stock. Restricted shares awarded under the program vest on the third anniversary of the date of award. In addition to encouraging share ownership, we believe the vesting terms of the restricted stock provide a meaningful incentive for continued employment. Restricted shares issued to the named executive officers under this program in 2011 are set forth below in the Grants of Plan-Based Awards Table under the column heading, “All Other Stock Awards: Number of Shares of Stock or Units.”

The restricted stock award program is not intended to provide an incentive to purchase our common stock in plans that are available to a broad base of our employees. Therefore, we do not provide restricted stock awards for purchases of our common stock under our employee stock purchase plan or under our savings and profit sharing plan.

Perquisites and Charitable Contributions

We provide very limited perquisites to our executive officers. Our executives may receive a comprehensive physical examination through a provider selected by the executive from among three providers that we have approved. We believe it is in our interest to ensure that our executives’ health is monitored so that any health-related issues pertaining to an executive can be identified and addressed promptly. The cost to us for providing this benefit is approximately $2,000 per executive.

Except as noted above, we currently do not have programs for providing personal benefit perquisites to executive officers. We do not participate in any programs under which we agree to make donations to charitable institutions in the name of any of our executive officers or Directors. We do, from time to time, make donations to charities designated by our executive officers and Directors. The aggregate amount of all donations to these charities with respect to named executive officers was $25,000 in 2011.

CHANGE IN STOCK OPTION METHODOLOGY TO BE INSTITUTED IN 2012

As noted above, we have calculated the number of shares underlying options granted to the named executive officers by designating an amount equal to a multiple of the named executive officer’s salary, and dividing that amount by the closing price of a share of our common stock on the grant date. In recent years, the value of our equity compensation, determined in accordance with U.S. generally accepted accounting principles, has lagged behind the value of equity compensation provided to comparable executives, as indicated in survey and comparator company data provided by Steven Hall & Partners.

Steven Hall & Partners, therefore, recommended that, to enhance the competitiveness of our long-term compensation, we should adopt the prevailing methodology, using grant date fair values calculated in accordance with U.S. generally accepted accounting principles. Under this methodology, we will determine the multiple of an executive’s salary to be applied to the grant of stock options and divide that amount by the grant date fair value per share underlying the option. In making this recommendation, Steven Hall & Partners noted that, in addition to reflecting market practices, use of this methodology would achieve consistency between the dollar amount we designate for an executive’s option grant and the grant date fair value of the option for accounting purposes (which is reflected in the Summary Compensation Table).

We will begin using this methodology in 2012. As a result, except as noted below, the multiple of salary used for each executive officer will be a smaller amount than used in recent years, but this amount will be divided by the grant date fair value per share underlying the option, rather than the closing market price of a share underlying the option on the grant date. As a result, the number of options granted to executives may increase. We will apply the new methodology to Mr. Craigie for options granted in 2012. However, for the reasons set forth above under “2011 Compensation—Annual Incentive Plan,” the value of options granted to him in 2012 will be no greater than the value of stock options granted to him in 2011 (determined in accordance with generally accepted accounting principles).

STOCK OPTION GRANT PRACTICES

For the past several years, our Compensation & Organization Committee has followed a practice of making our annual stock option grants to executive officers and other employees effective on the Monday falling most closely to the midpoint between the dates of the first and second quarter earnings releases. A grant to a new employee is effective on the date the employee commences employment with us, and special grants made to employees at times other than the time of the annual grant are effective on the first trading day of the month following approval of the grant. The per share exercise price of stock options is equal to the closing price of a share of our common stock on the date of grant. We believe that our stock option grant practices are appropriate and eliminate any questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with a long-standing schedule.

Our Compensation & Organization Committee delegates to our Executive Vice President Human Resources the ability to approve stock option grants for employees who are not executive officers. The grants may be made at times other than the time of annual grant and are utilized for new hires and for performance recognition. The Compensation & Organization Committee approved options to purchase 85,000 shares for these purposes in 2011. The timing and pricing of the option grants in 2011 conformed to the Compensation & Organization Committee practices described in the preceding paragraph.

We do not permit repricing of options without prior stockholder approval.

STOCK OWNERSHIP GUIDELINES

Our executive officer stock ownership guidelines are designed to further align the interests of executive officers with the interests of our stockholders. As applied to our named executive officers, the guidelines generally specified the minimum number of shares of our common stock that our executive officers were required to hold at the end of 2011 (or, if later, five years following appointment to an executive officer position) and continue to hold thereafter. The minimum number of shares requirement in effect in 2011 was based on salary levels on January 1, 2011 and the average closing price of our common stock during 2010. An executive officer who becomes subject to the guidelines after January 1, 2011 has stock ownership requirements computed based on a multiple of his or her salary at the time the executive officer became subject to the guidelines and the average closing price of our common stock for the prior 365-day period. In each case, the number of shares resulting from the calculation is rounded to the nearest 1,000 shares. Every three years, we recalibrate the stock ownership requirements based on the then current base salaries and the average closing stock price of our common stock over the preceding 12 months. The stock ownership requirements will next be recalibrated on January 1, 2014. The Compensation & Organization Committee reviews the executive officers’ progress towards compliance with the guidelines semi-annually.

The guidelines applicable to each of the named executive officers in 2011, and the named executive officer’s actual stock ownership levels, are shown on the following table:

Name	Applicable Base Salary(1)	Multiple of Salary Subject to Guidelines	Dollar Value of Shares Required to be Held	Applicable Price Per Share	Required Number of Shares to be Held	Number of Shares Held at 1/1/12(2)
James R. Craigie	$900,000	5.0x	$4,500,000	$32.85	131,000	180,708
Matthew T. Farrell	$495,000	5.0x	$2,475,000	$32.85	75,000	82,908
Patrick D. de Maynadier	$375,000	2.5x	$937,500	$39.91	23,000	12,000
Joseph A. Sipia, Jr.	$345,000	2.5x	$862,500	$32.85	26,000	27,554
Louis H. Tursi, Jr.	$350,000	2.5x	$875,000	$32.85	26,000	56,688

(1)

Applicable base salary refers to the base salaries in effect on January 1, 2011, except for Mr. de Maynadier, whose applicable salary is the salary in effect upon the commencement of his employment. Applicable price per share is the average closing stock price during 2010 (average closing price during the 365-day period prior to commencement of employment in the case of Mr. de Maynadier). All price per share amounts reflect the 2-for-1 stock split on June 1, 2011. Base salary levels and applicable price per share will be readjusted in 2014.

(2)

Includes shares owned by the executive officer or members of his or her immediate family residing in the same household, shares or notional shares held for the executive officer’s account in a company plan and restricted stock held by the executive officer.

ONGOING AND POST-EMPLOYMENT COMPENSATION

We have plans and agreements addressing compensation for our named executive officers that accrue value as the executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in some cases not only for executive officers, but for other employees as well.

Savings and Profit Sharing Plan for Salaried Employees

This plan, which we sometimes refer to below as the “savings and profit sharing plan,” is a tax-qualified defined contribution plan available to all of our domestic salaried employees. All of our named executive officers participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of 70 percent of his or her eligible compensation (approximately 15 percent for highly compensated employees in 2011), which includes salary and payments under the Annual Incentive Plan, on a pre-tax or post-tax basis (post-tax contributions are limited to six percent of eligible compensation). For this purpose, Roth contributions, although made on a post-tax basis, are treated as if they were made on a pre-tax basis. We provide a matching contribution equal to 50 percent of the first six percent of eligible compensation that an employee contributes in any year. In addition, the plan provides a profit-sharing feature under which we make an annual contribution to the account of each employee based on our performance in the preceding year. The performance measures and results used to calculate the annual contribution level are identical to the company-wide measures described above under “2011 Compensation—Annual Incentive Plan.” Achievement of the target performance rating would have resulted in a contribution of 7.3 percent of a participant’s eligible compensation in 2011. In respect of 2011 performance results, the Compensation & Organization Committee approved a contribution in 2011 equal to 6.62 percent of a participant’s eligible compensation. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including a company stock fund. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed limits under the Internal Revenue Code (the eligible compensation limit was $245,000 in 2011).

Employee Stock Purchase Plan

This plan is a tax qualified employee stock purchase plan generally available to our domestic employees who work at least 20 hours per week. Mr. Craigie, Mr. Farrell and Mr. Sipia participate in this plan. Under the plan, a participant may contribute up to 10 percent of his or her salary and wages towards the purchase of our common stock on the last business day of a calendar month. However, as a result of Internal Revenue Code limits, no participant may purchase more than $25,000 worth of common stock in any calendar year. The purchase price generally is equal to 85 percent of the closing price of our common stock on the second Friday of the month.

Executive Deferred Compensation Plan (“EDCP”)

This plan and its predecessors collectively have been in effect for over 20 years. The plan is a nonqualified deferred compensation plan that provides tax benefits for executive officers. Under the EDCP as currently in effect, an executive officer can defer up to 85 percent of his or her salary and up to 85 percent of amounts paid to the executive officer under our Annual Incentive Plan. In addition, an executive can make a separate deferral, which we refer to below as the “Excess Compensation Deferral,” of up to six percent of compensation that exceeds Internal Revenue Code limits on eligible contributions under our savings and profit sharing plan. We provide a contribution equal to (i) 50 percent of the Excess Contribution Deferral; (ii) three percent of other salary and Annual Incentive Plan deferrals; and (iii) the profit sharing contributions we would have made to the participant’s account under our savings and profit sharing plan were it not for the Internal Revenue Code limit on the amount of eligible compensation under that plan and the participant’s deferrals into the EDCP.

Amounts deferred under the EDCP generally are not subject to federal, and in many cases state, income taxes until they are distributed. An executive officer can choose to have his or her contributions allocated to one or more of several notional investments, including a notional investment in our common stock. A participant may not initially allocate more than 50 percent of his or her contributions to our common stock, although the participant can increase the notional common stock amount through intra-plan transfers of notional investments previously made. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An executive officer may choose to receive a payout following retirement, either in a lump sum or in annual installments, in accordance with the terms of the EDCP. Alternatively, prior to January 1, 2012, an executive officer could have chosen to receive an in-service distribution in a lump sum or in up to four annual payments in accordance with the terms of the EDCP. The EDCP also includes provisions for payment upon death or disability. See the Deferred Compensation table and accompanying narrative for additional information.

Change in Control and Severance Agreements

In 2006, we adopted change in control and severance agreements for our executive officers. We believe that these agreements can create management stability during a period of uncertainty. Absent such agreements, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following a change in control. We believe that the agreements provide financial security to an executive officer in the event the executive officer is terminated without cause following a change in control by providing a meaningful payment to the executive officer. The agreements also provide clear statements of the rights of the executive officers and protect against a change in employment and other terms by an acquirer that would be unfavorable to the executive officer. In determining, at the time we adopted the agreements, to provide a higher level of benefits to Mr. Craigie than to our other named executive officers; we referenced data from a study prepared by the Compensation & Organization Committee’s compensation consultant indicating that a higher level of benefits for a chief executive officer was in line with marketplace practices. We also determined to provide benefits to our executive officers, although at a lower level, for certain types of employment terminations that do not follow a change in control. We believe these severance obligations provide a competitive benefit that enhances our ability to retain capable executive officers.

The change in control and severance agreements provide for payments and other benefits if an executive officer’s employment is terminated without cause, or if an executive officer terminates employment for “good reason,” within two years following a change in control. These provisions require what is sometimes called a

“double trigger,” namely both a change in control and a specified termination event, before payment is made. The agreements also provide for lesser payments if these types of terminations occur outside of the context of a change in control. In March 2010, we and the participating executives amended the agreements to eliminate the tax gross-up provisions under the agreements. These provisions called for additional payments to an executive officer if the executive officer became liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment to be received under an agreement in connection with a change in control. In the event that payments to be made to an executive under the change in control and severance agreements in connection with a change in control would result in the imposition of the excise tax under Section 4999 of the Code, the payments will be reduced to the highest amount that could be paid without triggering the excise tax if, following the reduction, the executive would retain a greater amount of net after-tax payments than if no reduction were made. If no reduction is made, the executive officer will pay any applicable excise tax.

See “Potential Payments Upon Termination or Change in Control” for further information regarding benefits under the change in control and severance agreements.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified highest paid executive officers, unless certain conditions are met. We have structured certain portions of our executive compensation program to preserve deductibility for federal income tax purposes. Nevertheless, we believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

In connection with 2011 compensation for executive officers, Mr. Craigie, aided by our human resources department, provided statistical data and recommendations to the Compensation & Organization Committee. Mr. Craigie did not make recommendations as to his own compensation. While the Compensation & Organization Committee utilized this information, and valued Mr. Craigie’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation & Organization Committee, in some cases subject to ratification by the independent members of the Board.

ROLE OF THE COMPENSATION & ORGANIZATION COMMITTEE IN EXECUTIVE COMPENSATION

As set forth in the Charter of the Compensation & Organization Committee, one of the Compensation & Organization Committee’s purposes is to administer our executive compensation program. It is the Compensation & Organization Committee’s responsibility to oversee the design of executive compensation programs, to determine, subject to Board of Directors ratification, the types and amounts of most compensation for executive officers, and to administer our incentive compensation and stock option plans. All compensation for Mr. Craigie ultimately must be ratified by a majority of the independent Directors of the Board, while the Board of Directors ratifies compensation for other executive officers. Our human resources department supports the Compensation & Organization Committee’s work, and in some cases acts under delegated authority to administer compensation programs. In addition, as described above, the Compensation & Organization Committee directly engages an outside consulting firm to assist in its review of compensation for executive officers. The consulting firm performs similar services for us with respect to non-executive officers, but does not perform any other services for us.

STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2011 annual meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2011 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 96.4 percent of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of the strong favorable vote of our stockholders, no specific action need be taken in response to the vote.

COMPENSATION & ORGANIZATION COMMITTEE REPORT

The Compensation & Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation & Organization Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in Church & Dwight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted,

T. Rosie Albright, Chairperson

Penry W. Price

Ravichandra K. Saligram

Dated: March 14, 2012

Mr. Price became a member of the Board of Directors and the Compensation & Organization Committee on November 1, 2011, and did not participate in most of the compensation determinations described above.

2011 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation for 2011, 2010 and 2009 of our Chief Executive Officer, Chief Financial Officer and each of the persons who were the next three most highly paid executive officers in 2011. We sometimes refer to these persons as the “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
James R. Craigie	2011	922,500	—	44,704		1,890,882	—	(5)	—	214,718	(6)	3,072,804
Chairman and Chief Executive Officer	2010	893,750	—	86,835		1,799,080	1,108,300		—	307,836		4,195,801
	2009	868,750	—	42,503		1,918,869	1,676,700		—	341,516		4,848,338

Matthew T. Farrell	2011	506,250	—	29,445		366,102	312,900		—	96,385	(7)	1,311,082
Executive Vice President Finance and Chief Financial Officer	2010	491,250	—	28,564		413,280	365,500		—	112,161		1,410,755
	2009	476,250	—	23,857		405,046	551,500		—	134,823		1,591,476

Patrick D. de Maynadier	2011	31,250	—	526,920	(8)	241,200	16,100		—	—		815,470
Executive Vice President,	2010	—	—	—		—	—		—	—		—
General Counsel and Secretary	2009	—	—	—		—	—		—	—		—

Joseph A. Sipia, Jr.(9)	2011	352,500	—	16,793		179,568	202,000		—	88,363	(10)	839,224
Executive Vice President, President	2010	342,500	—	16,601		224,680	189,100		—	116,373		889,254
and Chief Operating Officer Specialty Products Division	2009	332,500	—	16,351		236,034	234,700		—	149,170		968,755

Louis H. Tursi, Jr.	2011	357,500	—	13,572		195,048	182,000		—	47,230	(11)	795,350
Executive Vice President	2010	347,500	—	3,764		244,360	205,700		—	58,358		859,682
Domestic Consumer Sales	2009	337,500	—	16,638		236,034	330,400		—	75,641		996,213

(1)

Some of the named executive officers deferred a portion of their salary in 2011 under the Executive Deferred Compensation Plan (“EDCP”) as follows: Mr. Craigie, $54,600; Mr. Farrell, $26,663; Mr. Sipia, $17,796. In addition, if the deferrals are made into a notional investment in our common stock under the EDCP, we provide restricted stock having a fair value equal to 20 percent of the value of the acquired notional investment. See the Grants of Plan-Based Awards table on page 37 and footnote 2 below for additional information.

(2)

The amounts shown for stock awards are equal to the grant date fair value of the awards, calculated in accordance with ASC Topic 718. For information regarding our restricted stock award program, see “Compensation Discussion and Analysis—2011 Compensation—Restricted Stock Award Program.” For information regarding the number of shares subject to 2011 restricted stock awards and other features of the awards, see the Grants of Plan-Based Awards Table on page 37.

(3)

The amounts shown for option awards are based on the grant date fair value of awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission. For information regarding the number of shares subject to 2011 stock option grants and other features of those grants, see the Grants of Plan-Based Awards table on page 37.

(4)

Represents payments under our Annual Incentive Plan based on achievement of company-wide and, if applicable, division performance measures. See “Compensation Discussion and Analysis—2011 Compensation—Annual Incentive Plan” for further information regarding payments for 2011.

(5)	Mr. Craigie did not receive any award under our Annual Incentive Plan. See “Compensation Discussion and Analysis—2011 Compensation—Annual Incentive Plan” for further information.

(6)

Includes $17,800 contributed for Mr. Craigie’s account under our Savings and Profit Sharing for Salaried Employees; $177,563 contributed for his account under the EDCP, donations aggregating $15,000 made by Church & Dwight Co., Inc. to two non-profit organizations that Mr. Craigie designated, including a donation of $10,000 made by Church & Dwight Co., Inc. to Graham Windham, a non-profit organization of which Mr. Craigie is a Board member, and reimbursement for a physical examination.

(7)

Includes $23,569 contributed for Mr. Farrell’s account under our Profit Sharing and Savings Plan for Salaried Employees; $60,293 contributed for his account under the EDCP and a donation of $10,000 made by Church & Dwight to a non-profit organization that Mr. Farrell designated.

(8)

Represents the grant date fair value of restricted stock granted to Mr. de Maynadier pursuant to the terms of his offer letter. See “Compensation Discussion and Analysis—Employment of Patrick D. de Maynadier” for further information.

(9)	Mr. Sipia retired on February 29, 2012.

(10)	Includes $23,569 contributed for Mr. Sipia’s account under our Profit Sharing and Savings Plan for Salaried Employees and $62,007 contributed to his account under the EDCP.

(11)	Includes $23,569 contributed for Mr. Tursi’s account under our Profit Sharing and Savings Plan for Salaried Employees and $21,065 contributed for his account under the EDCP.

Employment Agreements

We entered into an employment agreement with Mr. Craigie on June 11, 2004, relating to Mr. Craigie’s employment as President and Chief Executive Officer. In addition to initial compensatory terms, the agreement provides for an annual incentive compensation award target of 100% of annual base salary, subject to a maximum award payout amount not to exceed 200% of annual base salary, and participation in our health, welfare and retirement savings plans.

We entered into an employment agreement with Mr. Farrell on August 23, 2006, relating to Mr. Farrell’s employment as Vice President and Chief Financial Officer. In addition to initial compensatory terms, the agreement provides that Mr. Farrell’s annual incentive compensation award target will be 60% of annual base salary and that he will participate in our health, welfare and retirement savings programs.

We entered into an employment agreement with Mr. de Maynadier on October 31, 2011, relating to Mr. de Maynadier’s employment as our Executive Vice President, General Counsel and Secretary. In addition to initial compensatory terms, the agreement provides that Mr. de Maynadier’s annual incentive compensation award target will be 50% of annual base salary and that he will participate in our health, welfare and retirement savings programs. See “Compensation Discussion and Analysis—Employment of Patrick D. de Maynadier” for further information.

We entered into an employment agreement with Mr. Sipia on February 1, 2002 relating to Mr. Sipia’s employment as President and Chief Operating Officer of the Specialty Products Division. In addition to initial compensatory terms set forth in the agreement, Mr. Sipia was entitled to a contribution of an amount equal to an additional 10% of compensation (salary and Annual Incentive Plan award payout) for Mr. Sipia’s account under the EDCP, which percentage decreased to 7% upon his reaching age 62 and 4% at age 63; and participation in our health, welfare and retirement savings plans. Mr. Sipia’s annual incentive compensation bonus target was 50% of annual base salary and, under the employment agreement, was subject to a maximum payout not to exceed 110%. Mr. Sipia retired on February 29, 2012.

We entered into an employment agreement with Mr. Tursi on July 16, 2004 relating to Mr. Tursi’s employment as Vice President, Domestic Consumer Sales. In addition to initial compensatory terms, the agreement provides that Mr. Tursi’s annual incentive compensation award target would be 45% of annual base salary (which has since increased to 50% of annual base salary) and that he will participate in our health, welfare and retirement savings programs.

2011 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted to the named executive officers in 2011. All per share exercise price amounts in the table reflect the 2-for-1 stock split on June 1, 2011.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date(1)	Approval Date(1)	Threshold ($)(2)	Target ($)	Maximum ($)
James R. Craigie	3/7/2011	11/2/2004				1,166			44,704
	6/20/2011	5/4/2011					244,300	40.44	1,890,882
	2/23/2012		—	1,107,000	1,845,000

Matthew T. Farrell	3/7/2011	11/2/2004				768			29,445
	6/20/2011	5/4/2011					50,500	40.44	366,102
	2/23/2012		—	364,500	607,500

Patrick D. de Maynadier	12/1/2011	12/1/2011				12,000			526,920
	12/1/2011	12/1/2011					30,000	43.91	241,200
	2/23/2012		—	18,800	31,250

Joseph A. Sipia, Jr.	3/7/2011	11/2/2004				438			16,793
	6/20/2011	5/4/2011					23,200	40.44	179,568
	2/23/2012		—	211,500	352,500

Louis H. Tursi, Jr.	3/7/2011	11/2/2004				354			13,572
	6/20/2011	5/4/2011					25,200	40.44	195,048
	2/23/2012		—	214,500	357,500

(1)

For information regarding the timing of stock option grants, see “Compensation Discussion and Analysis—Stock Option Grant Practices.” For information regarding the timing of restricted stock awards under our restricted stock award program, which was approved on November 2, 2004, see “Compensation Discussion and Analysis—Restricted Stock Award Program.”

(2)	There is no specified minimum award payout under our Annual Incentive Plan.

(3)

Constitutes target and maximum award opportunities for the named executives under our Annual Incentive Plan. See “Compensation Discussion and Analysis—2011 Compensation—Annual Incentive Plan” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(4)

The stock awards represent the number of restricted shares granted to each named executive officer under our restricted stock award program. See “Compensation Discussion and Analysis—2011 Compensation—Restricted Stock Program” for further information about the restricted stock award program. With the exception of the restricted stock granted to Mr. de Maynadier, all restricted stock vests on the third anniversary of the grant date. The restricted stock granted to Mr. de Maynadier vests in 1/3 increments on March 1, 2012, March 1, 2013 and March 1, 2014.

(5)

The amounts shown in this column represent the shares of our common stock underlying options granted under our Omnibus Equity Compensation Plan. All options were granted with an exercise price per share equal to the closing price per share as reported by the New York Stock Exchange on the date of grant. The options vest as to all underlying shares on the third anniversary of the date of grant and terminate ten years from the date of grant, subject to earlier termination upon the occurrence of specified events. In the event of a “change in control,” as defined in our Omnibus Equity Compensation Plan, all stock options granted prior to the change in control immediately vest.

(6)	The grant date fair value is computed in accordance with ASC Topic 718.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding stock options and restricted stock held by the named executive officers at December 31, 2011. All share and exercise price amounts in the table reflect the 2-for-1 stock split on June 1, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
James R. Craigie	124,070		14.91	6/21/2014
	114,926		17.65	6/20/2015
	141,388		17.51	6/19/2016
	204,000		24.40	6/18/2017
	248,200		27.83	6/16/2018
		263,400	26.99	6/22/2019
		219,400	33.33	6/21/2020
		244,300	40.44	6/20/2021
					5,528	252,961
Matthew T. Farrell(4)	23,100		24.40	6/18/2017
	26,100		27.83	6/16/2018
		55,600	26.99	6/22/2019
		50,400	33.33	6/21/2020
		50,500	40.44	6/20/2021
					2,616	119,708
Patrick D. de Maynadier		30,000	43.91	12/1/2021
					12,000	549,120
Joseph A. Sipia, Jr.	5,000		17.51	6/19/2016
	26,800		24.40	6/18/2017
	30,600		27.83	6/16/2018
		32,400	26.99	6/22/2019
		27,400	33.33	6/21/2020
		23,200	40.44	6/20/2021
					1,616	73,948
Louis H. Tursi, Jr.	45,000		14.82	7/26/2014
	30,600		17.65	6/20/2015
	39,000		17.51	6/19/2016
	27,600		24.40	6/18/2017
	30,600		27.83	6/16/2018
		32,400	26.99	6/22/2019
		29,800	33.33	6/21/2020
		25,200	40.44	6/20/2021
					1,162	53,173

(1)	Options vest and expire as to all of the underlying unexercisable shares as follows:

Option Exercise Price ($)	Expiration Date	Vesting Date
26.99	6/22/2019	6/22/2012
33.33	6/21/2020	6/21/2013
40.44	6/20/2021	6/20/2014
43.91	12/1/2021	12/1/2014

In the event of a “change in control,” as defined in our Omnibus Equity Compensation Plan, all stock options granted prior to the change in control immediately vest.

(2)	Restricted Stock held by each of the named executive officers vests as follows:

	No. of Shares	Vesting Date
James R. Craigie	1,778	3/2/2012
	2,584	3/1/2013
	1,166	3/7/2014

Matthew T. Farrell	998	3/2/2012
	850	3/1/2013
	768	3/7/2014

Patrick de Maynadier	4,000	3/1/2012
	4,000	3/1/2013
	4,000	3/1/2014

Joseph A. Sipia, Jr.	684	3/2/2012
	494	3/1/2013
	438	3/7/2014

Louis H. Tursi, Jr.	696	3/2/2012
	112	3/1/2013
	354	3/7/2014

In the event of a “change in control,” as defined in our Omnibus Equity Compensation Plan, all shares of restricted stock granted prior to the change in control immediately vest.

(3)	Based on the $45.76 per share closing price of our common stock on December 31, 2011, as reported by the New York Stock Exchange.

(4)

Mr. Farrell has transferred to his former spouse, pursuant to a domestic relations order, the economic benefit of one-half of the shares shown in the table as underlying each of the options expiring on June 22, 2019 and June 21, 2020.

2011 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by the named executive officers during 2011 and vesting of restricted stock held by the named executive officers during 2011. All share and exercise price amounts in the table reflect the 2-for-1 stock split on June 1, 2011.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James R. Craigie	145,000		3,909,906		2,958	112,655
Matthew T. Farrell	199,200	(3)	3,914,589	(3)	934	35,571
Patrick D. de Maynadier	—		—		—	—
Joseph A. Sipia, Jr.	64,000		1,296,029		584	22,242
Louis H. Tursi, Jr.	—		—		600	22,854

(1)

Based upon the difference between the closing price of our common stock on the dates of exercise, as reported by the New York Stock Exchange, and the exercise price of the options exercised on the respective exercise dates.

(2)	Based on the $38.09 per share closing price of our common stock on March 3, 2011, as reported by the New York Stock Exchange.

(3)

Includes 124,200 shares acquired on exercise and $2,274,939 of value realized on exercise relating to the exercise of options for which the economic benefit previously was transferred to Mr. Farrell’s former spouse pursuant to a domestic relations order.

2011 NONQUALIFIED DEFERRED COMPENSATION

The named executive officers are among employees eligible to participate in our Executive Deferred Compensation Plan. Participants can elect to defer up to 85% of their salary and Annual Incentive Plan award payout. Amounts deferred are invested, as determined by the participant, in one or more notional investments, including a notional investment in our common stock. The other notional investments are based on a group of mutual funds. We also made contributions to a participant’s deferred compensation account equal to the matching contributions and profit sharing contributions that would have been made to the participant’s account under our Savings and Profit Sharing Plan for Salaried Employees but for (i) limitations imposed by the Internal Revenue Code on plan contributions and (ii) the participant’s deferrals under our Executive Deferred Compensation Plan. Following retirement, participants may elect to receive either a lump sum payment or installment payments for up to 20 years. Under some circumstances, participants also may elect to receive an in-service distribution in a lump sum or in installments over a period of up to four years. A participant’s interest in the portion of his or her account derived from our contributions vests, depending on the nature of the contribution, over three or four year periods, in each case ending five years from commencement of employment, and any unvested portion vests upon the participant’s death or 65th birthday.

The following table provides details regarding nonqualified deferred compensation for the named executive officers in 2011.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
James R. Craigie	73,899	177,563	1,692,765	—	8,360,835
Matthew T. Farrell	37,605	60,293	408,045	—	1,832,441
Patrick D. de Maynadier	—	—	—	—	—
Joseph A. Sipia, Jr.	17,796	62,007	255,009	—	2,647,604
Louis H. Tursi, Jr.	—	21,065	112,601	—	474,783

(1)	All amounts shown in this column were reported as compensation in the 2011 Summary Compensation Table.

(2)

Includes for the named executive officers the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Craigie, $5,332,697; Mr. Farrell, $1,270,551; Mr. Sipia, $1,015,721; Mr. Tursi, $72,219.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments that may be made to our named executive officers, other than Mr. Sipia, upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2011 (except as otherwise noted). Because Mr. Sipia retired on February 29, 2012, we are providing only information as to what he actually has received or will receive.

The information in this section does not include information relating to the following:

•	distributions under the Executive Deferred Compensation Plan—see “2011 Nonqualified Deferred Compensation” for information regarding this plan,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including our tax-qualified defined contribution plan,

•	restricted shares and shares underlying options that vested prior to the termination event—see the 2011 Outstanding Equity Awards at Fiscal Year-End table, and

•	short-term incentive payments that would not be increased due to the termination event.

Change in Control and Severance Agreements

We have entered into Change in Control and Severance Agreements with each executive officer. The agreements provide for benefits upon specified termination of employment events within two years following a change in control and upon specified termination of employment events at any time for reasons unrelated to a change in control. A “change in control” occurs under the agreements if:

•	a person becomes the beneficial owner of 50% or more of our common stock,

•	our stockholders approve a merger or other business combination or a sale of all or substantially all of our assets, or

•

within any 24-month period, “incumbent Directors” no longer constitute at least a majority of the Board; “incumbent Directors are (i) persons who were Directors immediately before the beginning of the 24-month period and (ii) persons who are elected to the Board by a two-thirds vote of the incumbent Directors.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason, generally within two years following a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•	a lump sum equal to two times (three times for Mr. Craigie) the sum of such executive officer’s base salary plus target award for the year in which such termination occurs, and

•	a lump sum equal to the executive officer’s target award multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment.

Each lump sum payment will be made six months following the date of termination of employment.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason other than as a result of a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•

a lump sum equal to the executive officer’s base salary (Mr. Craigie will receive an amount equal to two times his base salary) for the year in which the termination occurs (one-half of the payment will be paid six months following the date of termination of employment and the remaining one-half will be paid in six equal monthly installments thereafter), and

•

a lump sum equal to the executive officer’s target award multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment (to be paid six months following the date of termination of employment).

“Good reason” means the occurrence of any of the following events, without the consent of the executive officer: (i) the executive officer suffers a demotion in title, position or duties; (ii) the executive officer’s base salary and target award percentage or benefits are decreased; (iii) we fail to obtain the assumption of the agreement by an acquirer; or (iv) the executive officer’s office location is moved by more than 50 miles.

In the event that an executive officer becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any “excess parachute payments” under Section 280G of the Internal Revenue Code to be received under the agreement in connection with a change in control, we will reduce the payments below the threshold amount for “excess parachute payments” set forth in Section 280G, if the reduction would provide the executive with greater net after-tax payments than would be the case if no reduction were made and the payments were subject to excise tax under Section 4999.

In addition, under any event of termination covered by the agreement, the executive officer may elect to continue group medical and dental coverage at the then prevailing employee rate for a period of 24 months (12 months if termination occurs other than as a result of a change in control), or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination. The executive officer will also be entitled to receive (i) group life insurance coverage for a period of 24 months (12 months if termination occurs other than as a result of a change in control), or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination; (ii) outplacement assistance; and (iii) payment for unused vacation time. The agreement also contains non-competition and non-solicitation provisions.

The Change in Control and Severance Agreement replaced related provisions, if any, in the executive officer’s employment agreement.

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock Upon a Change in Control

Under our Stock Award Plan and Omnibus Equity Compensation Plan, upon a change in control all stock options and restricted stock granted prior to the change in control immediately vest. The definition of “change in control” under the Stock Award Plan and Omnibus Equity Compensation Plan is substantially the same as the definition of “change in control” under the Change in Control and Severance Agreements.

Table of Benefits Upon Termination Events

The following tables show potential payments to the named executive officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2011 termination date. In connection with the amounts shown in the table:

•

Stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event are equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $45.76 closing price per share of our common stock on December 31, 2011, as reported by the New York Stock Exchange.

•

Restricted stock benefit amounts are equal to the product of the number of restricted shares as to which vesting will be accelerated upon the occurrence of the termination event multiplied by the $45.76 closing price per share of our common stock on December 31, 2011, as reported by the New York Stock Exchange.

•	Health and Welfare Benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

•

We assumed that target award goals under the Annual Incentive Plan are met in the year of termination. Under the Change in Control and Severance Agreements, in addition to other severance components payable upon specified termination events, the named executive officer is entitled to receive a lump sum equal to the executive officer’s target award multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment. If we achieve the target award goals and the named executive officer is terminated on December 31, he or she will be entitled to no additional payments with respect to this component beyond what the executive otherwise would have earned under the Annual Incentive Plan. Therefore, no payment with respect to this component is reflected in the table.

James R. Craigie Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	6,138,000	1,860,000	—	—
Stock Options	8,970,836	—	—	—
Restricted Stock	252,961	252,961	252,961	252,961
Health and Welfare Benefits	8,619	5,746	—	—
Total	15,370,416	2,118,707	252,961	252,961

Matthew T. Farrell Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,754,400	510,000	—	—
Stock Options	1,938,744	—	—	—
Restricted Stock	119,708	—	—	119,708
Health and Welfare Benefits	12,965	6,482	—	—
Total	3,825,817	516,482	—	119,708

Patrick D. de Maynadier Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,200,000	375,000	—	—
Stock Options	55,500	—	—	—
Restricted Stock	549,120	—	—	549,120
Health and Welfare Benefits	—	—	—	—
Total	1,804,620	375,000	—	549,120

Joseph A. Sipia, Jr. Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	—	—	—	—
Stock Options	—	—	—	—
Restricted Stock	—	—	73,948	—
Health and Welfare Benefits	—	—	—	—
Total	—	—	73,948	—

Louis H. Tursi, Jr. Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,152,000	360,000	—	—
Stock Options	1,112,626	—	—	—
Restricted Stock	53,173	—	—	53,173
Health and Welfare Benefits	22,701	11,350	—	—
Total	2,340,500	371,350	—	53,173

CERTAIN TRANSACTIONS

Pursuant to our Certificate of Incorporation and By-Laws, we advanced legal fees and expenses incurred by Mr. Craigie in connection with the FTC investigation and Mayer Labs litigation described above under “Compensation Discussion and Analysis—2011 Compensation—Annual Incentive Plan.” During 2011, we advanced $475,889 for such fees and expenses. Mr. Craigie has undertaken to reimburse us for such fees and expenses if it ultimately is determined that he was not entitled to be indemnified by us.

EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2011

The following table provides information as of December 31, 2011 regarding securities issuable under our equity compensation plans, all of which were approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options ($)	(c) Number of Securities Remaining Available for Future Issuance Under Compensation Plans (excludes securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	8,305,652	26.39	3,021,224

PROPOSAL FOR APPROVAL OF OUR AMENDED AND RESTATED ANNUAL INCENTIVE PLAN

The Board of Directors has unanimously approved the adoption (subject to stockholder approval at the Annual Meeting) of our Amended and Restated Annual Incentive Plan, which we refer to below as the “Plan.” Our original Annual Incentive Plan, approved by stockholders on May 3, 2007, was effective for 2007 and during each of the four succeeding calendar years. Stockholder approval of the Plan will enable incentive awards paid under the Plan to qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Section 162(m) of the Code limits to $1 million the deductibility of taxable compensation received in a year by our Chief Executive Officer and other highly compensated executive officers who would be considered “covered employees” under Section 162(m), unless the compensation qualifies as “performance based” or is covered by other exceptions provided in the Code. Stockholder approval of the Plan is one condition that must be satisfied in order to qualify awards under the Plan as “performance based” compensation. Whether or not stockholders approve the Plan, we retain discretion to grant additional annual incentive awards that may not be deductible under Section 162(m), and the award opportunities provided to our executives for 2012 under the Annual Incentive Plan will remain in effect. If approved by stockholders, the Plan will be effective for the 2012 calendar year and each of the next four calendar years unless sooner terminated by the Board.

The following is a summary of certain terms of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan, which is set forth as Appendix A to this proxy statement.

Purpose.    The purposes of our Plan are to enhance our ability to attract, reward and retain highly-qualified employees, and to align employee and stockholder interests by creating a link between annual incentive compensation and annual performance goals that support long-term stockholder return.

Eligibility. Each employee who is selected by the Compensation & Organization Committee will be eligible to become a participant in the Plan as of the date designated by the Compensation & Organization Committee (or if no date is designated, as of the beginning of the Plan Year in which they are selected to participate) and will remain eligible at the sole discretion of the Compensation & Organization Committee. A “Plan Year” is a calendar year.

Administration.    The Plan will be administered by the Compensation & Organization Committee. The Compensation & Organization Committee is authorized to select participants for the Plan; determine, for Plan participants, the percentage of the participants’ salary to be paid upon achievement of target performance levels; resolve all disputes or questions arising under the Plan; delegate administration of the Plan other than with respect to our elected officers to the Chief Executive Officer or his designee; create, revise and interpret rules and procedures and take any other actions or make any other determinations deemed by it to be necessary to administer the Plan. Any determination of the Compensation & Organization Committee in its administration of the Plan will be binding upon all participants.

Performance Goals.    Generally, no later than 90 days after the beginning of each Plan Year, the Compensation & Organization Committee will approve or establish in writing the performance goals for the Plan Year, participants’ respective award opportunities that may be earned for that Plan Year, and an objective compensation formula to compute the award payable to participants if performance goals for the Plan Year are attained. The performance goals will be based on one or more of the following criteria: price of stock; market share; revenue; earnings per share of common stock; return on shareholder equity of our company; costs; cash flow; return on total assets; return on invested capital; return on net assets; operating income; net income; consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); book value per share of common stock; expense management; improvements in capital structure; profitability; maintenance or improvement of profit margins; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); net sales; gross margin; free cash flow; and any other financial or other measurement deemed appropriate by the Compensation & Organization Committee as it relates to the results of operations or other measurable progress. While a performance period under the Plan generally will be a Plan Year, the Compensation & Organization Committee may designate different performance periods. If a performance period is less than twelve months, the performance goals, participants’ award opportunities and objective compensation formula must be established before 25 percent of the relevant performance period has lapsed, or such later date as may be permitted under the Code.

Adjustment of Performance Goals.    The Compensation & Organization Committee may adjust performance goals and award opportunities during a Plan Year, to the extent permitted by the Code, if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have substantially affected our ability to meet them.

Annual Limitation.    The bonus award payable to a participant under the Plan for any Plan Year cannot exceed 250 percent of a participant’s base salary or $5,000,000.

Committee Certification.    Within 75 days after the end of each Plan Year, the Compensation & Organization Committee will certify in writing the extent to which we and each participant has achieved the performance goals for the year and the Compensation & Organization Committee will calculate the amount of each participant’s bonus award for the year. The Committee may exercise discretion in determining the amount of final bonus awards, but may exercise only negative discretion for officers elected by the Board.

Form and Timing of Payment.    A bonus award will be payable no later than March 15 of the year following the year in which the bonus award is earned or such other date as may be required or permitted under section 409A of the Code. The Compensation & Organization Committee has the discretion to pay the bonus award in cash, common stock, another class of our securities or in other forms it deems appropriate; however, no bonus awards may be paid in the form of equity unless the shares or other type of equity are provided under a stockholder approved plan.

Termination of Employment.    Generally, if participant does not remain employed for the duration of the Plan Year, the participant will forfeit his or her award opportunity. However, except as noted in the following sentence, in the event of a participant’s retirement after March 31 of a Plan Year, or death or disability during a Plan Year, the participant’s bonus award will be paid to the participant or the participant’s beneficiary, in an amount that will be no greater than the target award for the year, prorated for the portion of the year prior to the participant’s retirement, death or disability. If the participant is an elected officer who has retired, his or her bonus award will not exceed the amount that the participant would have earned for the Plan Year in which the participant’s retirement occurred if he or she had remained employed during the entire Plan Year, based on actual performance of the Plan, prorated for the portion of the Plan Year prior to the participant’s retirement.

Adjustment; Repayment of Bonus Award.    The Compensation & Organization Committee may make retroactive adjustments to any bonus award paid to an Executive Officer where the payment was predicated, in part, upon the achievement of certain financial results that subsequently were the subject of a restatement, in an amount equal to the difference between the bonus award paid and the bonus award determined by the Compensation & Organization Committee based upon the restated financial results. In addition, should the Compensation & Organization Committee determine in its discretion that an executive officer engaged in fraud or willful misconduct, whether or not such fraud or willful misconduct impacts the calculation of the bonus award or requires us to restate our financial results, we may require the repayment of all or a portion of a bonus award. All awards paid or to be paid under the Plan are subject to rescission, cancellation or recoupment, in whole or in part, under any current or future “clawback” or similar policy and also to any clawback or recoupment required by applicable law.

Amendment or Termination.    The Board may amend or terminate the Plan at any time, provided, however, that no amendment or termination may, without the consent of a participant, reduce the right of the participant to receive a bonus award that has already been earned and to which he or she is otherwise entitled, and no amendment to increase the maximum bonus award may be made without stockholder approval .

Your Board recommends a vote FOR the approval of our Amended and Restated Annual Incentive Plan.

ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2011 Annual Meeting of Stockholders, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers.

As described under “Compensation Discussion and Analysis” our compensation objectives have focused on providing compensation that is competitive, includes meaningful performance incentives, aligns the interests of our executive officers and stockholders and provides an incentive for long-term continued employment with us.

We believe that our compensation program, which includes meaningful, performance-based components, has met these objectives and has enabled us to attract, motivate and retain talented executives who have helped us achieve strong financial results. Please refer to the “Compensation Discussion and Analysis” for a detailed discussion of the performance goals addressed by our incentive programs and our compensation programs generally. Moreover, we believe that our compensation program is aligned with the long-term interests of our stockholders, and contributed to our achievement of an average annual total stockholder return over the past one, five and ten years of 34.9%, 17.6% and 18.9%.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Church & Dwight Co., Inc. approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the 2012 Annual Meeting of Stockholders.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation & Organization Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Your Board recommends a vote FOR approval of compensation of our named executive officers.

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors selected Deloitte & Touche LLP to audit our consolidated financial statements and our internal control over financial reporting for 2012. In accordance with past practice, this selection will be presented to the stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders. Deloitte & Touche LLP has served as our auditors since 1969.

A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

Your Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for notices of Internet availability of proxy materials and, if applicable, proxy statements and annual reports to stockholders, with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household notices of Internet availability of proxy materials and, if applicable, annual reports to stockholders and proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.

If a stockholder wishes in the future to receive a separate notice of Internet availability of proxy materials or, if applicable, the annual report to stockholders and proxy statement, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request to the stockholder’s broker if the shares are held in a brokerage account or, if the shares are registered in the name of the stockholder, to our transfer agent, Computershare Investor Services LLC, 250 Royall Street, Canton, MA 02021, telephone: 312-588-4219. We promptly will send additional copies of the relevant material following receipt of a request for additional copies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our Directors and executive officers, and persons holding more than ten percent of our common stock are required to file with the Securities and Exchange Commission initial reports of their ownership of the our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all of these filing requirements were satisfied for 2011, except that Mr. Alvarez inadvertently filed one late report relating to a single transaction, Messrs. Cugine, Irwin and Katz each inadvertently filed one late report relating to a single transaction, Ms. Brova and Messrs Conish, Craigie, Farrell, Fleming and Siracusa each inadvertently filed two late reports relating to three transactions, and Susan Goldy inadvertently filed two late reports relating to four transactions.

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2013 Annual Meeting of Stockholders must be received at our principal executive offices (to the attention of the Secretary) no later than November 23, 2012 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2013 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to Securities and Exchange Commission regulations, or who wants to nominate a person for election to the Board of Directors at that meeting, must provide a written notice to the Secretary of Church & Dwight that sets forth the specified information described in our Certificate of Incorporation, as amended, concerning the proposed business or nominee. The notice must be delivered to the Secretary at Church & Dwight’s principal executive offices, at the address set forth on the first page of this proxy statement, no later than November 23, 2012. The requirements for the notice are set forth in our Certificate of Incorporation, as amended, a copy of which can be obtained upon request directed to the Office of the Secretary at the address set forth on the first page of this proxy statement.

ANNUAL REPORT AND FORM 10-K

Our annual report to stockholders for 2011, including financial statements, is being furnished, simultaneously with this proxy statement to all stockholders of record as of the close of business on March 5, 2012, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2011, including the financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey, 08543-5297 Attention: Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

PATRICK D. DE MAYNADIER

Executive Vice President, General Counsel and

Secretary

Princeton, New Jersey

March 23, 2012

Exhibit A—Annual Incentive Plan

CHURCH & DWIGHT CO., INC.

ANNUAL INCENTIVE PLAN

Amended and Restated: Effective as of January 1, 2012

Approved by Shareholders:                     , 2012

CHURCH & DWIGHT CO., INC.

ANNUAL INCENTIVE PLAN

ARTICLE I

PURPOSES AND EFFECTIVE DATE

1.1. Purposes.    The purposes of the Plan are to enhance the ability of the Company to attract, reward and retain highly-qualified Employees, and to align Employee and shareholder interests by linking annual incentive compensation with annual performance goals that support long-term shareholder return. The Plan is an unfunded plan that is not intended to be (i) subject to the Employee Retirement Income Security Act of 1974, as amended or (ii) qualified under Code section 401(a). The Plan generally is intended to provide “performance-based compensation” as described in Code section 162(m).

1.2. Effective Date.    The Plan was originally approved by shareholders of the Company on May 3, 2007 and was effective as of January 1, 2007. The Plan was amended and restated effective as of January 1, 2010 to ensure its continued compliance with Code section 162(m) and to make certain other clarifying changes. Subject to shareholder approval, the Plan is hereby amended and restated effective as of January 1, 2012 (“Effective Date”), to, among other things, make certain additional clarifying changes and to add additional performance metrics that can be used under the Plan.

ARTICLE II

DEFINITIONS

As used herein, the following terms shall have the following meanings:

2.1. “Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect ownership interest, as determined by the Board.

2.2. “Award Opportunity” means the range of possible Bonus Awards that a Participant may earn under the Plan, as established by the Committee pursuant to Article IV.

2.3. “Base Salary” means the regular base salary (including overtime payments, if any) earned by a Participant during the Plan Year prior to any salary reduction contributions made to any of the Employer’s deferred compensation plans.

2.4. “Beneficiary” means the person(s), trust(s) or other entities, the Participant designates, in accordance with procedures established by the Committee, to receive any benefits under the Plan after the death of the Participant.

2.5. “Board” means the Board of Directors of the Company.

2.6. “Bonus Award” means the incentive compensation payable by the Employer to a Participant under the Plan, as determined by the Committee after the end of the Plan Year.

2.7. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8. “Committee” means the Compensation Committee of the Board, provided that such committee shall consist of two (2) or more individuals who are “outside directors” to the extent required by and within the meaning of Code section 162(m) and who are “Non-Employee Directors” as defined in Rule 16b-3 promulgated under the Exchange Act.

2.9. “Company” means Church & Dwight Co., Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

1

2.10. “Disability” means an Employee’s inability to render, for a period of six consecutive months, services to the Employer by reason of permanent disability, as determined by the written medical opinion of an independent medical physician reasonably acceptable to the Employer. In no event shall an Employee be considered disabled for the purposes of this Plan unless the Employee would be deemed disabled pursuant to the terms of the Employer’s long-term disability plan, if one is maintained by the Employer at the time of the claimed disability.

2.11. “Elected Officer” means an Employee who is elected by the Board to serve as an officer of the Company.

2.12. “Employee” means any employee of the Employer including a director who is such an employee.

2.13. “Employer” means the Company, its successors and assigns, and any Subsidiary, and any organization into which an Employer is merged or consolidated or to which all or substantially all of its assets is transferred.

2.14. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.15. “Executive Officer” means an officer, as defined in Rule 16a-1(f) promulgated under the Exchange Act, of the Company.

2.16. “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the amount of a Bonus Award for a performance period if, in the Committee’s sole judgment, such adjustment is appropriate.

2.17. “Plan” means the Church & Dwight Co., Inc. Annual Incentive Plan as set forth herein and as amended from time to time.

2.18. “Plan Year” means the calendar year.

2.19. “Participant” means an Employee who is participating in the Plan pursuant to Article III.

2.20. “Retirement” means, with respect to any Participant, resignation (with at least 120 days notice provided to the Employer) after attainment of age 55 with five or more completed years of service with the Employer; provided that the sum of age and years of service equals or exceeds 65.

2.21. “Stock” means the common stock of the Company, par value $1.00 per share, or such other class or kind of shares or other securities designated by the Committee.

2.22. “Stock Plan” means the Church & Dwight Co., Inc. Omnibus Equity Compensation Plan, as amended from time to time.

2.23. “Subsidiary” means any subsidiary corporation of the Company within the meaning of Code section 424(f).

2.24. “Target Incentive Award Percentage” means the percentage of Base Salary to be paid to a Participant when the targeted level of performance is achieved, as established by the Committee.

ARTICLE III

ELIGIBILITY

Each Employee who is selected by the Committee shall be eligible to become a Participant as of the date designated by the Committee (or if no date is designated, as of the beginning of the Plan Year in which they are selected to participate) and shall remain eligible at the sole discretion of the Committee.

2

ARTICLE IV

AWARD DETERMINATION

4.1. Performance Goals.    Prior to the beginning of each Plan Year (or other performance period), or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year or other performance period), the Committee shall approve or establish in writing the performance goals for that Plan Year. For any performance period that is less than twelve months, the performance goals shall be established before twenty-five percent (25%) of the relevant performance period has lapsed or such later date as may be permitted under applicable regulations under Code section 162(m).

The performance goals to be selected by the Committee are the specific targets of performance to be achieved, based on the criteria that are set forth on Schedule A attached hereto and made a part hereof. The Committee shall have discretion to determine the specific minimum, target, and maximum levels of performance with respect to each of the performance goals selected. Performance goals and criteria and their relative weight may vary by job classification or such other criteria as may be determined by the Committee in its sole discretion.

The performance period with respect to which Bonus Awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.

Employees who are eligible to participate in the Plan shall be notified of the performance goals and criteria and the related Award Opportunities for the relevant Plan Year (or other performance period), as soon as practicable after such goals and criteria and the related Award Opportunities have been finally determined.

4.2. Objective Compensation Formula.    Prior to the beginning of each Plan Year (or other performance period), or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year or other performance period, or in the case of a performance period of less than 12 months, before twenty-five percent (25%) of the relevant performance period has lapsed or such later date as may be permitted under applicable regulations under Code section 162(m)), the Committee shall approve or establish in writing the objective compensation formula or standard for that Plan Year, the Target Incentive Award Percentage and the Award Opportunity for each Participant. The objective compensation formula shall be the method for computing the Bonus Award payable to the Participant if the performance goals are attained. The formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to a Participant. In the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year, to the extent permitted by Code section 162(m).

4.3. Adjustment of Performance Goals.    The Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year, to the extent permitted by Code section 162(m) and the regulations and interpretative rulings thereunder, if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have substantially affected the Company’s ability to meet them.

4.4. Bonus Award Determinations.    At the end of each Plan Year, Bonus Awards shall be determined by the Committee for each Participant in accordance with the terms of this Plan.

The Committee also shall have the authority to exercise discretion in the determination of final Bonus Awards, as well as the authority to delegate the ability to exercise discretion in this respect for Participants other than Elected Officers; provided, however, that only Negative Discretion may be exercised with respect to the determination of final Bonus Awards for Elected Officers and for any other Participants who (i) the Committee determines may be “covered employees” within the meaning of Code section 162(m)(3) for the year of payment or (ii) were “covered employees” for the Plan Year. In no event shall the Committee: (a) grant Bonus Awards for a performance period if the performance goals for such performance period designated in Article IV have not been attained; or (b) grant a Bonus Award above the maximum amount payable under Section 4.5 of the Plan.

3

4.5. Annual Limitation.    The maximum Bonus Award payable to a Participant for any Plan Year shall not exceed 250 percent of the Participant’s Base Salary or $5,000,000.

ARTICLE V

PAYMENT OF BONUS AWARDS

5.1. Form and Timing of Payment.    Within 75 days after the end of each Plan Year the Committee shall certify in writing the extent to which the Company and each Participant has achieved the performance goals for such Plan Year and shall calculate the amount of each Participant’s Bonus Award for the relevant period. A Bonus Award under the Plan will be paid no later than March 15 of the year following the year for which the Bonus Award is earned or such other date as may be required or permitted under applicable regulations under Code section 409A. Bonus Awards may be paid in cash, Stock, or in such other forms as the Committee deems appropriate, including awards covered under the Stock Plan. However, no Bonus Award may be paid in the form of equity unless the shares, options, or other type of equity are provided under a shareholder approved plan.

5.2. Payment upon Termination.

(a) Except as otherwise provided in subsections (b) and (c) below, if a Participant does not remain in the continuous employment of the Employer for the duration of the Plan Year, any Award Opportunity will be forfeited.

(b) Notwithstanding subsection (a) above, and except as provided in subsection (c), in the event of a Participant’s Retirement after March 31 of the Plan Year, or death or Disability during the Plan Year, a Bonus Award will be paid to the Participant or the Beneficiary, as the case may be, at such time as determined by the Committee but no later than the time provided in Section 5.1 and shall be equal to an amount no greater than the Target Incentive Award Percentage multiplied by the amount of Base Salary earned up to the date of Retirement, death or Disability. If the Participant has not designated a Beneficiary, or if no Beneficiary survives the Participant, the Bonus Award, as determined above, shall be paid in a single sum to the Participant’s estate upon a termination due to death.

(c) In the event of the Retirement during a Plan Year of a Participant who is an Elected Officer at the time of Retirement or who (i) the Committee determines would have been a “covered employee” within the meaning of Code section 162(m)(3) for the Plan Year but for his Retirement or (ii) was a “covered employee” for any preceding Plan Year, no Bonus Award will be paid to such Participant until the time provided in Section 5.1. Such Bonus Award shall be equal to an amount no greater than the Bonus Award that the Participant would have earned for the Plan Year in which the Participant’s Retirement occurred if he had remained in the continuous employment of the Employer for the duration of the Plan Year, as determined under Section 4.4 based on actual performance for the Plan Year, pro-rated to reflect the Participant’s Retirement during the Plan Year.

5.3. Payment of Partial Bonus Awards.    In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial Bonus Award or no Bonus Award for the portion of the Plan Year that an Employee was a Participant.

5.4. Adjustment; Repayment.    The Committee will, at its discretion and to the extent permitted by applicable law, have the sole and absolute authority to make retroactive adjustments to a Bonus Award paid to an Executive Officer under the Plan where the payment was predicated, in part, upon the achievement of certain financial results that were subsequently the subject of a restatement by the Company. The amount of such adjustment shall be the difference between the Bonus Award paid and the Bonus Award as determined by the Committee based upon the restated financial results. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the Executive Officer. In addition, in the event that the Committee determines in its discretion that an Executive Officer has engaged in fraud or willful misconduct with respect to the Company, whether or not such fraud or willful misconduct impacts the calculation of a Bonus Award payable hereunder or requires the Company to restate its financial results, the Company may require the

4

repayment of all or a portion of a Bonus Award paid hereunder upon written demand to the Executive Officer. All amounts paid or payable under this Plan shall also be subject to rescission, cancellation or recoupment, in whole or in part, if and to the extent so provided under any “clawback” or similar policy of the Company in effect on the Effective Date or that may be established thereafter and to any clawback or recoupment that may be required by applicable law.

ARTICLE VI

ADMINISTRATION

6.1. Administration.    The Plan will be administered by the Committee, and the Committee shall have full discretionary authority to:

(a) create and revise rules and procedures for the administration of the Plan;

(b) interpret the Plan and all related rules and procedures;

(c) select Participants for the Plan;

(d) determine each Participant’s Target Incentive Award Percentage;

(e) resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan;

(f) delegate administration of the Plan for Participants other than Elected Officers or any other “covered employees,” within the meaning of Code section 162(m)(3), to the Chief Executive Officer, or his/her designee; and

(g) take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan.

Any expenses incurred in the administration of the Plan will be paid by the Employer.

6.2. Administrative Review.    Except as the Committee may otherwise determine, the administration of the Plan, including without limitation, all decisions and determinations by the Committee shall be final and binding upon all Participants and Beneficiaries.

6.3. General.    The Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of any persons, firms or agents retained by it, including, without limitation, accountants, actuaries, counsel and other specialists. Nothing in this Plan shall preclude the Employer from indemnifying the members of the Committee for all actions under this Plan, or from purchasing liability insurance to protect such persons with respect to the Plan.

6.4. Code Section 162(m).    It is generally the intent of the Committee that this Plan and Bonus Awards made hereunder satisfy the applicable requirements of Code section 162(m) so that the Company’s tax deduction for remuneration paid in respect of this Plan for services performed by Participants who are or may be “covered employees” within the meaning of Code section 162(m)(3) is not disallowed in whole or in part by the operation of such Code section. If any provision of this Plan or if any Bonus Award would otherwise frustrate or conflict with such intent, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

5

ARTICLE VII

EFFECTIVENESS; AMENDMENT AND TERMINATION

7.1. Shareholder Approval.    The Plan, as amended and restated, shall be effective as of the Effective Date upon the approval by the shareholders of the Company at its annual meeting of shareholders in 2012. Such approval shall be provided in a manner consistent with the shareholder approval requirements of Code section 162(m) and shall be effective for the Plan Year in which the approval occurred and each of the next four succeeding Plan Years unless sooner terminated by the Board in accordance with Section 7.2 or extended in the sole discretion of the Board. For the fifth succeeding Plan Year, the Plan shall remain in effect in accordance with its terms unless amended or terminated by the Board, and the Committee shall make the determinations required by Article IV for such Plan Year, and if the Board so determines in its sole discretion, the Plan shall be submitted for re-approval by the shareholders of the Company at the annual meeting of shareholders held during such fifth Plan Year, and payment of all Awards under the Plan for such Plan Year and any future Plan Years shall be contingent upon such approval.

7.2. Amendment; Termination.    The Board shall have the right to modify or amend the Plan at any time and from time to time, and the Board shall have the right to discontinue or terminate the Plan at any time and from time to time; provided, however, that (a) no modification, amendment, discontinuance or termination may, without the consent of a Participant, reduce the right of such Participant to a payment or distribution hereunder which he has already earned and to which he is otherwise entitled, and (b) no amendment shall be effective without the approval of the shareholders of the Company to increase the maximum Bonus Award payable under the Plan or if, in the opinion of counsel to the Company, such approval is necessary due to Code section 162(m).

ARTICLE VIII

MISCELLANEOUS

8.1. No Employment Right.    Participation in the Plan does not give any Employee any right to be retained in the employment of the Employer. Nothing in the Plan shall interfere with or limit in any way the right of the Employer to change a Participant’s duties or character of employment or to terminate a Participant’s employment at any time.

8.2. No Assignment.    No benefits under the Plan shall be subject in any way to voluntary or involuntary alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance, and any attempt to accomplish the same shall be void.

8.3. Funding.    The Plan shall be unfunded, and payment of Bonus Awards shall be made from the general assets of the Employer. Any assets that may be set aside, earmarked, or identified as being intended for the provision of benefits under the Plan, shall remain assets of the Employer and shall be subject to the claims of its general creditors. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

8.4. Withholding.    The Employer shall have the right to deduct from any Bonus Award made hereunder any taxes required by law to be withheld from a Participant with respect to such payment.

8.5. Gender.    The masculine shall be read in the feminine, the singular in the plural, and vice versa, whenever the context shall so require.

8.6. Titles.    The titles to articles and sections in this Plan are placed herein for convenience of reference only, and the Plan is not to be construed by reference thereto.

8.7. Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

6

8.8. Successors.    All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other transaction resulting in the acquisition of all or substantially all of the business and/or assets of the Company.

8.9. Governing Law.    Except to the extent preempted by applicable federal laws, the Plan shall be construed according to the laws of the state of Delaware, other than its conflict of laws principles.

8.10. Other Plans.    Except as specifically provided herein, nothing in this Plan shall be construed to affect the rights of a Participant, a Participant’s Beneficiaries, or a Participant’s estate to receive any retirement or death benefit under any tax-qualified or nonqualified pension plan, deferred compensation agreement, insurance agreement or other retirement plan of the Employer.

To record the adoption of the Plan, the Company has caused its authorized representative to affix its corporate name effective as of the day and year first written above.

Church & Dwight Co., Inc.

By:
Title:	Chairman of Compensation Committee

7

SCHEDULE A

PERFORMANCE CRITERIA

The performance goals may be based upon any one or more of the following criteria, and may be based upon the performance of the Company, its Subsidiaries or its Affiliates (or any business unit thereof) as determined by the Committee:

(i)	Price of Stock
(ii)	Market Share
(iii)	Revenue
(iv)	Earnings per share of Common Stock
(v)	Return on shareholder equity of the Company
(vi)	Costs
(vii)	Cash flow
(viii)	Return on total assets
(ix)	Return on invested capital
(x)	Return on net assets
(xi)	Operating income
(xii)	Net income
(xiii)	Consolidated earnings before or after taxes (including earnings before interest taxes depreciation and amortization)
(xiv)	Book value per share of Common Stock
(xv)	Expense management
(xvi)	Improvements in capital structure
(xvii)	Profitability
(xviii)	Maintenance or improvement of profit margins
(xix)	Earnings before interest and taxes (EBIT)
(xx)	Earnings before interest, taxes, depreciation and amortization (EBITDA)
(xxi)	Net sales
(xxii)	Gross margin
(xxiii)	Free cash flow
(xxiv)	Any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress.

8

ARTICLE I	PURPOSES AND EFFECTIVE DATE	1
1.1.	Purposes	1
1.2.	Effective Date	1
ARTICLE II	DEFINITIONS	1
2.1.	Affiliate	1
2.2.	Award Opportunity	1
2.3.	Base Salary	1
2.4.	Beneficiary	1
2.5.	Board	1
2.6.	Bonus Award	1
2.7.	Code	1
2.8.	Committee	1
2.9.	Company	1
2.10.	Disability	2
2.11.	Elected Officer	2
2.12.	Employee	2
2.13.	Employer	2
2.14.	Exchange Act	2
2.15.	Executive Officer	2
2.16.	Negative Discretion	2
2.17.	Plan	2
2.18.	Plan Year	2
2.19.	Participant	2
2.20.	Retirement	2
2.21.	Stock	2
2.22.	Stock Plan	2
2.23.	Subsidiary	2
2.24.	Target Incentive Award Percentage	2
ARTICLE III	ELIGIBILITY	2
ARTICLE IV	AWARD DETERMINATION	3
4.1.	Performance Goals	3
4.2.	Objective Compensation Formula	3
4.3.	Adjustment of Performance Goals	3
4.4.	Bonus Award Determinations	3
4.5.	Annual Limitation	4
ARTICLE V	PAYMENT OF BONUS AWARDS	4
5.1.	Form and Timing of Payment	4
5.2.	Payment upon Termination	4
5.3.	Payment of Partial Bonus Awards	4
5.4	Adjustment; Repayment	4

ARTICLE VI	ADMINISTRATION	5
6.1.	Administration	5
6.2.	Administrative Review	5
6.3.	General	5
6.4.	Code Section 162(m)	5
ARTICLE VII	EFFECTIVENESS; AMENDMENT AND TERMINATION	6
7.1.	Shareholder Approval	6
7.2.	Amendment; Termination	6
ARTICLE VIII	MISCELLANEOUS	6
8.1.	No Employment Right	6
8.2.	No Assignment	6
8.3.	Funding	6
8.4.	Withholding	6
8.5.	Gender	6
8.6.	Titles	6
8.7.	Severability	6
8.8.	Successors	7
8.9.	Governing Law	7
8.10.	Other Plans	7
SCHEDULE A		8

CHURCH & DWIGHT CO., INC. 469 NORTH HARRISON STREET PRINCETON, NJ 08543-5297

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M44589-P20151	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHURCH & DWIGHT CO., INC. The Board of Directors recommends that you vote FOR the following nominees:
1.	Election of Directors		For	Against	Abstain
Nominees:
	1a. T. Rosie Albright		☐	☐	☐
	1b. Ravichandra K. Saligram		☐	☐	☐
	1c. Robert K. Shearer		☐	☐	☐
The Board of Directors recommends that you vote FOR the following proposals:								For	Against	Abstain
2.	Approval of our Amended and Restated Annual Incentive Plan.							☐	☐	☐
3.	Advisory vote to approve compensation of our named executive officers.							☐	☐	☐
4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.							☐	☐	☐
To act on such other business as may properly be brought before the meeting and any adjournments or postponements thereof.
For address changes and/or comments, please check this box and write them on the reverse side where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐		IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. All holders, including joint owners, must sign below. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If the holder is a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held on May 3, 2012:

The Notice of Annual Meeting, Proxy Statement and 2011 Annual Report to Stockholders

are available at www.proxyvote.com.

M44590-P20151

CHURCH & DWIGHT CO., INC. Annual Meeting of Stockholders - May 3, 2012 This proxy is solicited by the Board of Directors

The undersigned hereby appoints T. ROSIE ALBRIGHT, JAMES R. CRAIGIE and PATRICK D. DE MAYNADIER, and each of them, proxies, each with full power of substitution, to vote all shares of stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, May 3, 2012 at Church & Dwight Co., Inc. 469 N. Harrison St., Princeton, NJ 08543 at 11:00 a.m., and at all adjournments or postponements thereof, subject to the directions indicated on the reverse side of this proxy card.

If you are a participant in the Church & Dwight Co., Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 p.m. Eastern Time on April 30, 2012, or for which no voting instructions are specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side